Filed Pursuant to Rule 424(b)(2)
Registration No. 333-194090

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Max Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Floating Rate Notes due September 20, 2019	$ 500,000,000	100.000%	$ 500,000,000	$ 50,350
1.400% Senior Notes due 2019	$1,500,000,000	99.889%	$1,498,335,000	$150,882
1.850% Senior Notes due 2021	$2,000,000,000	99.986%	$1,999,720,000	$201,372
2.200% Senior Notes due 2023	$ 750,000,000	99.794%	$ 748,455,000	$ 75,369
2.500% Senior Notes due 2026	$1,500,000,000	99.912%	$1,498,680,000	$150,917
TOTAL	$6,250,000,000		$6,245,190,000	$628,890

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated February 24, 2014)

$6,250,000,000

$500,000,000 Floating Rate Notes due
September 20, 2019

$1,500,000,000 1.400% Senior Notes due 2019

$2,000,000,000 1.850% Senior Notes due 2021

$750,000,000 2.200% Senior Notes due 2023

$1,500,000,000 2.500% Senior
Notes due 2026

We are offering $500,000,000 of our Floating
Rate Notes due September 20, 2019 (the “floating rate notes”), $1,500,000,000 of our 1.400% Senior Notes due 2019 (the “2019 notes”), $2,000,000,000 of our 1.850% Senior Notes due 2021 (the “2021 notes”),
$750,000,000 of our 2.200% Senior Notes due 2023 (the “2023 notes”) and $1,500,000,000 of our 2.500% Senior Notes due 2026 (the “2026 notes” and, together with the floating rate notes, the 2019 notes, the 2021 notes and the 2023 notes, the “notes”).

The floating rate notes will bear
interest at a floating rate equal to three-month LIBOR plus 0.340%. The 2019 notes will bear interest at a rate of 1.400% per annum, the 2021 notes will bear interest at a rate of 1.850% per annum, the 2023 notes will bear interest at a rate of
2.200% per annum and the 2026 notes will bear interest at a rate of 2.500% per annum. We will pay interest quarterly on the floating rate notes on March 20, June 20, September 20 and December 20 of each year, beginning on
December 20, 2016. We will pay interest semiannually on the 2019 notes, the 2021 notes, the 2023 notes and the 2026 notes on March 20 and September 20 of each year, beginning on March 20, 2017. Interest on the notes will accrue from September 20, 2016. The floating rate notes will mature on September 20, 2019, the 2019 notes will mature on September 20, 2019, the 2021 notes will mature on September 20, 2021, the 2023 notes will mature on
September 20, 2023 and the 2026 notes will mature on September 20, 2026.

We may redeem some or all of the 2019 notes, the 2021 notes, the 2023 notes and the 2026 notes at any time or from time to time at the applicable redemption prices set forth under the heading
“Description of Notes—Optional Redemption” in this prospectus supplement. The floating rate notes will not be redeemable. No sinking fund is provided for the notes.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness. The notes will not be listed on any securities exchange.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Price to public(1)

Underwriting discounts

Proceeds to
Cisco Systems, Inc.
before expenses(1)

$500,000,000 Floating Rate Notes due September 20, 2019

100.000
%

0.100
%

99.900
%

Total

$
500,000,000

$
500,000

$
499,500,000

$1,500,000,000 1.400% Senior Notes due 2019

99.889
%

0.100
%

99.789
%

Total

$
1,498,335,000

$
1,500,000

$
1,496,835,000

$2,000,000,000 1.850% Senior Notes due 2021

99.986
%

0.200
%

99.786
%

Total

$
1,999,720,000

$
4,000,000

$
1,995,720,000

$750,000,000 2.200% Senior Notes due 2023

99.794
%

0.250
%

99.544
%

Total

$
748,455,000

$
1,875,000

$
746,580,000

$1,500,000,000 2.500% Senior Notes due 2026

99.912
%

0.300
%

99.612
%

Total

$
1,498,680,000

$
4,500,000

$
1,494,180,000

(1)

Plus accrued interest, if any, from September 20, 2016.

The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream, Luxembourg and the Euroclear System, on or about September 20, 2016, which is the fifth business day following the date of this prospectus supplement. Purchasers of the notes should note that trading of the notes may be affected by this settlement date.

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

HSBC

J.P. Morgan

Morgan Stanley

Deutsche Bank Securities

Goldman, Sachs & Co.

Wells Fargo Securities

Senior Co-Managers

Barclays

BB&T Capital Markets

BNP PARIBAS

Credit Suisse

Lloyds Securities

RBC Capital Markets

Co-Manager

Academy Securities

September 13, 2016

We have not, and the underwriters have not, authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy
statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C.
located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.cisco.com; however, the information contained on, or accessible through, our website is not a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

•

Annual Report on Form 10-K for the year ended July 30, 2016; and

•

Current Reports on Form 8-K filed on August 17, 2016 (except for the information furnished pursuant to Item 2.02 of Form 8-K and the furnished exhibit relating to that information), September 6, 2016 and September 13, 2016.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134-1706

Attn: Investor Relations

(408) 227-2726

SUMMARY

The Company

We design and sell broad lines of products, provide services and deliver integrated solutions to develop and connect networks around the world. For over 30 years, we have helped our customers build networks and automate, orchestrate, integrate, and digitize information technology (IT)-based products and services. In an increasingly connected world, we are helping to transform businesses, governments and cities worldwide. Over time, we have expanded to new markets that are a natural extension of our core networking business, as the network has become the platform for delivering an ever-increasing portfolio of IT-based products and services.

We conduct our business globally, and manage our business by geography. Our business is organized into the following three geographic segments: Americas; Europe, Middle East, and Africa (EMEA); and Asia
Pacific, Japan, and China (APJC).

Our products
and technologies are grouped into the following categories: Switching; Next-Generation Network (NGN) Routing; Collaboration; Data Center; Wireless; Service Provider Video; Security; and Other Products. In addition to our product offerings, we provide a broad range of service offerings, including technical support services and advanced services. Increasingly, we are delivering our technology and services to our customers as solutions for their priorities including cloud, video, mobility, security, collaboration, and analytics. The network is at the center of these markets and technologies, and we are focused on delivering integrated solutions to help our customers achieve their desired business outcomes. Our customers include businesses of all sizes, public institutions, governments and service providers. These customers look to us as a strategic partner to help them use IT to enable, differentiate or fundamentally define their business strategy and drive growth, improve productivity, reduce costs, mitigate risk, and gain a competitive advantage in an increasingly digital world.

Address and Telephone Number

The mailing address of our principal executive offices is 170 West Tasman Drive, San Jose, California 95134-1706, and our telephone number at that location is (408) 526-4000.

The Offering

Issuer
Cisco Systems, Inc.

Notes Offered
$500,000,000 aggregate principal amount of the floating rate notes, $1,500,000,000 aggregate principal amount of the 2019 notes, $2,000,000,000 aggregate principal amount of the 2021 notes,
$750,000,000 aggregate principal amount of the 2023 notes and $1,500,000,000 aggregate principal amount of the 2026 notes.

Maturity
The floating rate notes mature on September 20, 2019, the 2019 notes mature on September 20, 2019, the 2021 notes mature on September 20, 2021, the 2023 notes mature on
September 20, 2023 and the 2026 notes mature on September 20, 2026.

Interest Rates
The floating rate notes will bear interest from September 20, 2016 at a floating rate equal to three-month LIBOR plus 0.340%, payable quarterly, the 2019 notes will bear interest from
September 20, 2016 at the rate of 1.400% per annum, payable semiannually, the 2021 notes will bear interest from September 20, 2016 at the rate of 1.850% per annum, payable semiannually, the 2023 notes will bear interest from
September 20, 2016 at the rate of 2.200% per annum, payable semiannually and the 2026 notes will bear interest from September 20, 2016 at the rate of 2.500% per annum, payable semiannually.

Interest Payment Dates
March 20, June 20, September 20 and December 20 of each year for the floating rate notes, beginning on December 20, 2016, and March 20 and September 20 of each year for the 2019 notes, the 2021 notes, the 2023 notes and the 2026 notes, beginning on March 20, 2017.

Ranking
The notes are unsecured and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness.

The notes will effectively rank junior to all liabilities of our subsidiaries. As of July 30, 2016, our subsidiaries had approximately $5.3 billion of outstanding liabilities, including trade payables but excluding intercompany liabilities and deferred revenue.

Optional Redemption

We may redeem the 2019 notes, the 2021 notes, the 2023 notes and the 2026 notes, in whole or in part, (i) at any time at the applicable make-whole premium redemption price or (ii) at a redemption price equal to 100% of the principal amount of the notes being redeemed, with respect to the 2021 notes, beginning on August 20, 2021 (one month prior to the maturity date of such notes), with respect to the 2023 notes, beginning on
July 20, 2023 (two months prior to the maturity date of such notes), and with respect to the 2026 notes, beginning on June 20, 2026 (three months prior to the maturity date of such notes), in each case including accrued interest to but excluding the relevant redemption date and as described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement. The floating rate notes will not be redeemable.

Certain Covenants
The indenture governing the notes contains covenants limiting our ability and our wholly-owned subsidiaries’ ability to:

•

create certain liens and enter into sale and lease-back transactions; and

•

consolidate or merge with, or sell substantially all our assets to, another person.

You should read “Description of Debt Securities—Covenants” in the accompanying prospectus for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to create, grant or incur liens or security interests with respect to our headquarters and certain material facilities.

Use of Proceeds
We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Risk Factors
See “Risk Factors” beginning on page S-7 of this prospectus supplement for important information regarding risks related to us and an investment in the notes.

Further Issuances
We may create and issue additional notes of any series ranking equally with the notes of the corresponding series (other than the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). Such notes may be consolidated and form a single series with the notes of the corresponding series; provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

Governing Law
New York law will govern the indenture and the notes.

Summary Consolidated Financial Data

The following summary consolidated financial data should
be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended July 30,
2016 incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data for the years ended July 30, 2016, July 25, 2015 and July 26, 2014 are derived from our audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended July 30, 2016.

Fiscal Year Ended

July 30, 2016

July 25, 2015

July 26, 2014

(in millions, except for per share amounts)

Consolidated Statements of Operations Data:

Revenue:

Product

$
37,254

$
37,750

$
36,172

Service

11,993

11,411

10,970

Total revenue

49,247

49,161

47,142

Cost of sales:

Product

14,161

15,377

15,641

Service

4,126

4,103

3,732

Total cost of sales

18,287

19,480

19,373

Gross margin

30,960

29,681

27,769

Operating expenses:

Research and development

6,296

6,207

6,294

Sales and marketing

9,619

9,821

9,503

General and administrative

1,814

2,040

1,934

Amortization of purchased intangible assets

303

359

275

Restructuring and other charges

268

484

418

Total operating expenses

18,300

18,911

18,424

Operating income

12,660

10,770

9,345

Interest income

1,005

769

691

Interest expense

(676
)

(566
)

(564
)

Other income (loss), net

(69
)

228

243

Interest and other income (loss), net

260

431

370

Income before provision for income taxes

12,920

11,201

9,715

Provision for income taxes

2,181

2,220

1,862

Net income

$
10,739

$
8,981

$
7,853

Net income per share:

Basic

$
2.13

$
1.76

$
1.50

Diluted

$
2.11

$
1.75

$
1.49

Shares used in per share calculation—basic

5,053

5,104

5,234

Shares used in per share calculation—diluted

5,088

5,146

5,281

Cash dividends declared per common share

$
0.94

$
0.80

$
0.72

July 30, 2016

(in millions, except footnote)

Consolidated Balance Sheet Data:

Cash and cash equivalents

$
7,631

Investments

$
58,125

Working capital

$
53,808

Total assets

$
121,652

Current liabilities

$
24,911

Long-term obligations

$
33,156

Total equity(1)

$
63,585

(1)

Includes noncontrolling interests of $(1) million.

Ratio of Earnings to Fixed Charges

The following table contains our ratio of earnings to fixed charges for the periods indicated.

Fiscal Years Ended

July 30, 2016

July 25, 2015

July 26, 2014

July 27, 2013

July 28, 2012

17x

17x

15x

17x

15x

For purposes of determining
the ratio of earnings to fixed charges, “earnings” represent our income before provision for income taxes, plus (i) our share of losses attributable to our equity method investment in VCE Company, LLC (VCE) through October 2014, at which time we ceased to account for the VCE investment under the equity method, and a gain in connection with the VCE reorganization which was completed in the second quarter of fiscal year 2015 and (ii) our fixed charges. “Fixed charges” represent interest expense plus an estimate of the interest within rental expense.

RISK FACTORS

Set forth below are risks and uncertainties that could
cause our actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Risks Related to Our Business

Our operating results may fluctuate in future periods, which may adversely affect our stock price.

Our operating results
have been in the past, and will continue to be, subject to quarterly and annual fluctuations as a result of numerous factors, some of which may contribute to more pronounced fluctuations in an uncertain global economic environment. These factors include:

•

  Fluctuations in demand for our products and services, especially with respect to telecommunications service providers and Internet businesses, in part due to changes in the global economic environment

•

  Changes in sales and implementation cycles for our products and reduced visibility into our customers’ spending plans and associated revenue

•

Our ability to maintain appropriate inventory levels and purchase commitments

•

  Price and product competition in the communications and networking industries, which can change rapidly due to technological innovation and different business models from various geographic regions

•

The overall movement toward industry consolidation among both our competitors and our customers

•

The introduction and market acceptance of new technologies and products and our success in new and evolving markets, including in our newer product categories such as data center and collaboration and in emerging technologies, as well as the adoption of new standards

•

  New business models for our offerings, such as other-as-a-service (XaaS), where costs are borne up front while revenue is recognized over time

•

Variations in sales channels, product costs, mix of products sold, or mix of direct sales and indirect sales

•

The timing, size, and mix of orders from customers

•

Manufacturing and customer lead times

•

Fluctuations in our gross margins, and the factors that contribute to such fluctuations, as described below

•

The ability of our customers, channel partners, contract manufacturers and suppliers to obtain financing or to fund capital expenditures, especially during a period of global credit market disruption or in the event of customer, channel partner, contract manufacturer or supplier financial problems

•

Share-based compensation expense

•

Actual events, circumstances, outcomes, and amounts differing from judgments, assumptions, and estimates used in determining the values of certain assets (including the amounts of related valuation allowances), liabilities, and other items reflected in our Consolidated Financial Statements

•

  How well we execute on our strategy and operating plans and the impact of changes in our business model that could result in significant restructuring charges

•

Our ability to achieve targeted cost reductions

•

Benefits anticipated from our investments in engineering, sales, service, and marketing

•

Changes in tax laws or accounting rules, or interpretations thereof

As a consequence, operating results for a particular future period are difficult to predict, and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations, and financial condition that could adversely affect our stock price.

Our operating results may be adversely affected by unfavorable economic and market conditions and the uncertain geopolitical environment.

Challenging economic conditions worldwide
have from time to time contributed, and may continue to contribute, to slowdowns in the communications and networking industries at large, as well as in specific segments and markets in which we operate, resulting in:

•

  Reduced demand for our products as a result of continued constraints on IT-related capital spending by our customers, particularly service providers, and other customer markets as well

•

  Increased price competition for our products, not only from our competitors but also as a consequence of customers disposing of unutilized products

•

Risk of excess and obsolete inventories

•

Risk of supply constraints

•

Risk of excess facilities and manufacturing capacity

•

Higher overhead costs as a percentage of revenue and higher interest expense

The global macroeconomic environment has been challenging
and inconsistent. Instability in the global credit markets, the impact of uncertainty regarding global central bank monetary policy, the instability in the geopolitical environment in many parts of the world including as a result of the recent
United Kingdom “Brexit” referendum to withdraw from the European Union, the current economic challenges in China, including global economic ramifications of Chinese economic difficulties, and other disruptions may continue to put pressure on global economic conditions. If global economic and market conditions, or economic conditions in key markets, remain uncertain or deteriorate further, we may experience material impacts on our business, operating results, and financial condition.

Our operating results in one or more segments may
also be affected by uncertain or changing economic conditions particularly germane to that segment or to particular customer markets within that segment. For example, emerging countries in the aggregate experienced a decline in orders during the fourth quarter of fiscal 2016, and also in fiscal 2014 and fiscal 2015.

In addition, reports of certain intelligence gathering methods of the U.S. government could affect customers’ perception of the products of IT companies which design and manufacture products in the
United States. Trust and confidence in us as an IT supplier is critical to the development and growth of our markets. Impairment of that trust, or foreign regulatory actions taken in response to reports of certain intelligence gathering methods of the U.S. government, could affect the demand for our products from customers outside of the United States and could have an adverse effect on our operating results.

We have been investing and expect to continue to invest in key priority and growth areas as well as maintaining leadership in routing, switching and services, and if the return on these investments is lower or develops more slowly than we expect, our operating results may be harmed.

We expect to realign and dedicate resources into key priority and growth areas, such as security, Internet of Things (IoT), collaboration, next generation data center, cloud, and software, while also focusing on maintaining leadership in routing, switching and services. However, the return on our investments may be lower, or may develop more slowly, than we expect. If we do not achieve the benefits anticipated from these investments (including if our selection of areas for investment does not play out as we expect), or if the achievement of these benefits is delayed, our operating results may be adversely affected.

Our revenue for a particular period is difficult to predict, and a shortfall in revenue may harm our operating results.

As a result of a variety of factors discussed in our Annual Report on Form 10-K for the year ended July 30, 2016, our revenue for a particular quarter is difficult to predict, especially in light of a challenging and inconsistent global macroeconomic environment and related market uncertainty.

Our revenue may grow at a slower rate than in past periods, or decline as it did in fiscal 2014 on a year-over-year basis. Our ability to meet financial expectations could also be adversely affected if the nonlinear sales pattern seen in some of our past quarters recurs in future periods. We have experienced periods of time during which shipments have exceeded net bookings or manufacturing issues have delayed shipments, leading to nonlinearity in shipping patterns. In addition to making it difficult to predict revenue for a particular period, nonlinearity in shipping can increase costs, because irregular shipment patterns result in periods of underutilized capacity and periods in which overtime expenses may be incurred, as well as in potential additional inventory management-related costs. In addition, to the extent that manufacturing issues and any related component shortages result in delayed shipments in the future, and particularly in periods in which our contract manufacturers are operating at higher levels of capacity, it is possible that revenue for a quarter could be adversely affected if such matters occur and are not remediated within the same quarter.

The timing of large orders can also have a
significant effect on our business and operating results from quarter to quarter, primarily in the United States and in emerging countries. From time to time, we receive large orders that have a significant effect on our operating results in the period in which the order is recognized as revenue. The timing of such orders is difficult to predict, and the timing of revenue recognition from such orders may affect period to period changes in revenue. As a result, our operating results could vary materially from quarter to quarter based on the receipt of such orders and their ultimate recognition as revenue.

Inventory management remains an area of focus. We have experienced longer than normal manufacturing lead times in the past which have caused some customers to place the same order multiple times within our various sales channels and to cancel the duplicative orders upon receipt of the product, or to place orders with other vendors with shorter manufacturing lead times. Such multiple ordering (along with other factors) or risk of order cancellation may cause difficulty in predicting our revenue and, as a result, could impair our ability to manage parts inventory effectively. In addition, our efforts to improve manufacturing lead-time performance may result in corresponding reductions in order backlog. A decline in backlog levels could result in more variability and less predictability in our quarter-to-quarter revenue and operating results. In addition, when facing component supply-related challenges, we have increased our efforts in procuring components in order to meet customer expectations which in turn contribute to an increase in purchase commitments. Increases in our purchase commitments to shorten lead times could also lead to excess and obsolete inventory charges if the demand for our products is less than our expectations.

We plan our operating expense levels based primarily on forecasted revenue levels. These expenses and the impact of long-term commitments are relatively fixed in the short term. A shortfall in revenue could lead to operating results being below expectations because we may not be able to quickly reduce these fixed expenses in response to short-term business changes.

Any of the above factors could have a material adverse impact on our operations and financial results.

We expect gross margin to vary over time, and our level of product gross margin may not be sustainable.

Although our product gross margin increased
in fiscal 2016, our level of product gross margins have declined in certain prior periods and could decline in future quarters due to adverse impacts from various factors, including:

•

Changes in customer, geographic, or product mix, including mix of configurations within each product group

•

  Introduction of new products, including products with price-performance advantages, and new business models for our offerings such as XaaS

•

Our ability to reduce production costs

•

  Entry into new markets or growth in lower margin markets, including markets with different pricing and cost structures, through acquisitions or internal development

•

Sales discounts

•

  Increases in material, labor or other manufacturing-related costs, which could be significant especially during periods of supply constraints

•

Excess inventory and inventory holding charges

•

Obsolescence charges

•

Changes in shipment volume

•

The timing of revenue recognition and revenue deferrals

•

Increased cost, loss of cost savings or dilution of savings due to changes in component pricing or charges incurred due to inventory holding periods if parts ordering does not correctly anticipate product demand or if the financial health of either contract manufacturers or suppliers deteriorates

•

Lower than expected benefits from value engineering

•

Increased price competition, including competitors from Asia, especially from China

•

Changes in distribution channels

•

Increased warranty costs

•

Increased amortization of purchased intangible assets, especially from acquisitions

•

How well we execute on our strategy and operating plans

Changes in service gross margin may result from various
factors such as changes in the mix between technical support services and advanced services, as well as the timing of technical support service contract initiations and renewals and the addition of personnel and other resources to support higher levels of service business in future periods.

Sales to the
service provider market are especially volatile, and weakness in sales orders from this industry may harm our operating results and financial condition.

Sales to the service provider market have been characterized by large and sporadic purchases, especially relating to our router sales and sales of certain products in our newer product categories such as Data Center, Collaboration, and Service Provider Video, in addition to longer sales cycles. Sales to the service provider market decreased in 2016. At various times in the past including in fiscal 2014 and fiscal 2015, we experienced significant weakness in sales to service providers. Sales to the service provider market could continue to decline and, as has been the case in the past, such sales weakness could persist over extended periods of time given

fluctuating market conditions. Sales activity in this industry depends upon the stage of completion of expanding network infrastructures; the availability of funding; and the extent to which service providers are affected by regulatory, economic, and business conditions in the country of operations. Weakness in orders from this industry, including as a result of any slowdown in capital expenditures by service providers (which may be more prevalent during a global economic downturn or periods of economic uncertainty), could have a material adverse effect on our business, operating results, and financial condition. Such slowdowns may continue or recur in future periods. Orders from this industry could decline for many reasons other than the competitiveness of our products and services within their respective markets. For example, in the past, many of our service provider customers have been materially and adversely affected by slowdowns in the general economy, by overcapacity, by changes in the service provider market, by regulatory developments, and by constraints on capital availability, resulting in business failures and substantial reductions in spending and expansion plans. These conditions have materially harmed our business and operating results in the past, and some of these or other conditions in the service provider market could affect our business and operating results in any future period.
Finally, service provider customers typically have longer implementation cycles; require a broader range of services, including design services; demand that vendors take on a larger share of risks; often require acceptance provisions, which can lead to a delay in revenue recognition; and expect financing from vendors. All these factors can add further risk to business conducted with service providers.

Disruption of or changes in our distribution model could harm our sales and margins.

If we fail to manage distribution of our products and services properly, or if our distributors’ financial condition or operations weaken, our revenue and gross margins could be adversely affected.

A substantial portion of our products and services is sold through our channel partners, and the remainder is sold through direct sales. Our channel partners include systems integrators, service providers, other resellers, and distributors. Systems integrators and service providers typically sell directly to end users and often provide system installation, technical support, professional services, and other support services in addition to network equipment sales. Systems integrators also typically integrate our products into an overall solution, and a number of service providers are also systems integrators. Distributors stock inventory and typically sell to systems integrators, service providers, and other resellers. We refer to sales through distributors as our two-tier system of sales to the end customer. Revenue from distributors is generally recognized based on a sell-through method using information provided by them.
These distributors are generally given business terms that allow them to return a portion of inventory, receive credits for changes in selling prices, and participate in various cooperative marketing programs. If sales through indirect channels increase, this may lead to greater difficulty in forecasting the mix of our products and, to a degree, the timing of orders from our customers.

Historically, we have seen fluctuations in our gross margins based on changes in the balance of our distribution channels. Although variability to date has not been significant, there can be no assurance that changes in the balance of our distribution model in future periods would not have an adverse effect on our gross margins and profitability.

Some factors could result in disruption of or changes in our distribution model, which could harm our sales and margins, including the following:

•

We compete with some of our channel partners, including through our direct sales, which may lead these channel partners to use other suppliers that do not directly sell their own products or otherwise compete with them

•

  Some of our channel partners may demand that we absorb a greater share of the risks that their customers may ask them to bear

•

  Some of our channel partners may have insufficient financial resources and may not be able to withstand changes and challenges in business conditions

•

Revenue from indirect sales could suffer if our distributors’ financial condition or operations weaken

In addition, we depend on our channel partners globally to comply with applicable regulatory requirements. To the extent that they fail to do so, that could have a material adverse effect on our business, operating results, and financial condition. Further, sales of our products outside of agreed territories can result in disruption to our distribution channels.

The markets in which we compete are
intensely competitive, which could adversely affect our achievement of revenue growth.

The markets in which we compete are characterized by rapid change, converging technologies, and a migration to networking and communications solutions that offer relative advantages. These market factors represent a competitive threat to us. We compete with numerous vendors in each product category. The overall number of our competitors providing niche product solutions may increase. Also, the identity and composition of competitors may change as we increase our activity in newer product categories such as data center and collaboration and in key priority and growth areas. For example, as products related to network programmability, such as software-defined-networking products, become more prevalent, we expect to face increased competition from companies that develop networking products based on commoditized hardware, referred to as “white box” hardware, to the extent customers decide to purchase those product offerings instead of ours. In addition, the growth in demand for technology delivered as a service enables new competitors to enter the market.

As we continue to expand globally, we may see new competition in different geographic regions. In particular, we have experienced price-focused competition from competitors in Asia, especially from China, and we anticipate this will continue. Our competitors include Amazon Web Services LLC; Arista Networks, Inc.; ARRIS Group, Inc.; Avaya Inc.; Blue Jeans Networks, Brocade
Communications Systems, Inc.; Check Point Software Technologies Ltd.; Citrix Systems, Inc.; Dell Inc.; Extreme Networks, Inc.; F5 Networks, Inc.; FireEye, Inc.; Fortinet, Inc.; Hewlett-Packard Enterprise Company; Huawei Technologies Co., Ltd.;
International Business Machines Corporation; Juniper Networks, Inc.; Lenovo Group Limited; Microsoft Corporation; Nokia Corporation; Palo Alto Networks, Inc.; Polycom, Inc.; Riverbed Technology, Inc.; Symantec Corporation; Ubiquiti Networks and
VMware, Inc.; among others.

Some of our
competitors compete across many of our product lines, while others are primarily focused in a specific product area. Barriers to entry are relatively low, and new ventures to create products that do or could compete with our products are regularly formed. In addition, some of our competitors may have greater resources, including technical and engineering resources, than we do. As we expand into new markets, we will face competition not only from our existing competitors but also from other competitors, including existing companies with strong technological, marketing, and sales positions in those markets. We also sometimes face competition from resellers and distributors of our products. Companies with which we have strategic alliances in some areas may be competitors in other areas, and in our view this trend may increase.

For example, the enterprise data center is undergoing a fundamental transformation arising from the convergence of technologies, including computing, networking, storage, and software, that previously were segregated. Due to several factors, including the availability of highly scalable and general purpose microprocessors, application-specific integrated circuits (ASICs) offering advanced services, standards based protocols, cloud computing and virtualization, the convergence of technologies within the enterprise data center is spanning multiple, previously independent, technology segments. Also, some of our current and potential competitors for enterprise data center business have made acquisitions, or announced new strategic alliances, designed to position them to provide end-to-end technology solutions for the enterprise data center. As a result of all of these developments, we face greater competition in the development and sale of enterprise data center technologies, including competition from entities that are among our long-term strategic alliance partners. Companies that are strategic alliance partners in some areas of our business may acquire or form alliances with our competitors, thereby reducing their business with us.

The principal competitive factors in the markets in which we presently compete and may compete in the future include:

•

The ability to provide a broad range of networking and communications products and services

•

Product performance

•

Price

•

The ability to introduce new products, including products with price-performance advantages

•

The ability to reduce production costs

•

The ability to provide value-added features such as security, reliability, and investment protection

•

Conformance to standards

•

Market presence

•

The ability to provide financing

•

Disruptive technology shifts and new business models

We also face competition from customers to which we license
or supply technology and suppliers from which we transfer technology. The inherent nature of networking requires interoperability. As such, we must cooperate and at the same time compete with many companies. Any inability to effectively manage these complicated relationships with customers, suppliers, and strategic alliance partners could have a material adverse effect on our business, operating results, and financial condition and accordingly affect our chances of success.

Our inventory management relating to our sales to our two-tier distribution channel is complex, and excess inventory may harm our gross margins.

We must manage our inventory relating to sales to our distributors effectively, because inventory held by them could affect our results of operations. Our distributors may increase orders during periods of product shortages, cancel orders if their inventory is too high, or delay orders in anticipation of new products. They also may adjust their orders in response to the supply of our products and the products of our competitors that are available to them, and in response to seasonal fluctuations in end-user demand. Revenue to our distributors generally is recognized based on a sell-through method using information provided by them, and they are generally given business terms that allow them to return a portion of inventory, receive credits for changes in selling price, and participate in various cooperative marketing programs. Inventory management remains an area of focus as we balance the need to maintain strategic inventory levels to ensure competitive lead times against the risk of inventory obsolescence because of rapidly changing technology and customer requirements. When facing component supply-related challenges, we have increased our efforts in procuring components in order to meet customer expectations. If we ultimately determine that we have excess inventory, we may have to reduce our prices and write down inventory, which in turn could result in lower gross margins.

Supply chain issues, including financial problems of contract manufacturers or component suppliers, or a shortage of adequate component supply or manufacturing capacity that increased our costs or caused a delay in our ability to fulfill orders, could have an adverse impact on our business and operating results, and our failure to estimate customer demand properly may result in excess or obsolete component supply, which could adversely affect our gross margins.

The fact that we do not own or operate the bulk of our
manufacturing facilities and that we are reliant on our extended supply chain could have an adverse impact on the supply of our products and on our business and operating results:

•

  Any financial problems of either contract manufacturers or component suppliers could either limit supply or increase costs

•

  Reservation of manufacturing capacity at our contract manufacturers by other companies, inside or outside of our industry, could either limit supply or increase costs

•

  Industry consolidation occurring within one or more component supplier markets, such as the semiconductor market, could either limit supply or increase costs

A reduction or
interruption in supply; a significant increase in the price of one or more components; a failure to adequately authorize procurement of inventory by our contract manufacturers; a failure to appropriately cancel, reschedule, or adjust our requirements based on our business needs; or a decrease in demand for our products could materially adversely affect our business, operating results, and financial condition and could materially damage customer relationships. Furthermore, as a result of binding price or purchase commitments with suppliers, we may be obligated to purchase components at prices that are higher than those available in the current market. In the event that we become committed to purchase components at prices in excess of the current market price when the components are actually used, our gross margins could decrease. We have experienced longer than normal lead times in the past. Although we have generally secured additional supply or taken other mitigation actions when significant disruptions have occurred, if similar situations occur in the future, they could have a material adverse effect on our business, results of operations, and financial condition. See the risk factor above entitled
“Our revenue for a particular period is difficult to predict, and a shortfall in revenue may harm our operating results.”

Our growth and ability to meet customer demands depend in part on our ability to obtain timely deliveries of parts from our suppliers and contract manufacturers. We have experienced component shortages in the past, including shortages caused by manufacturing process issues, that have affected our operations. We may in the future experience a shortage of certain component parts as a result of our own manufacturing issues, manufacturing issues at our suppliers or contract manufacturers, capacity problems experienced by our suppliers or contract manufacturers including capacity or cost problems resulting from industry consolidation, or strong demand in the industry for those parts. Growth in the economy is likely to create greater pressures on us and our suppliers to accurately project overall component demand and component demands within specific product categories and to establish optimal component levels and manufacturing capacity, especially for labor-intensive components, components for which we purchase a substantial portion of the supply, or the re-ramping of manufacturing capacity for highly complex products. During periods of shortages or delays the price of components may increase, or the components may not be available at all, and we may also encounter shortages if we do not accurately anticipate our needs. We may not be able to secure enough components at reasonable prices or of acceptable quality to build new products in a timely manner in the quantities or configurations needed. Accordingly, our revenue and gross margins could suffer until other sources can be developed.
Our operating results would also be adversely affected if, anticipating greater demand than actually develops, we commit to the purchase of more components than we need, which is more likely to occur in a period of demand uncertainties such as we are currently experiencing. There can be no assurance that we will not encounter these problems in the future. Although in many cases we use standard parts and components for our products, certain components are presently available only from a single source or limited sources, and a global economic downturn and related market uncertainty could negatively impact the availability of components from one or more of these sources, especially during times such as we have recently seen when there are supplier constraints based on labor and other actions taken during economic downturns. We may not be able to diversify sources in a timely manner, which could harm our ability to deliver products to customers and seriously impact present and future sales.

We believe that we may be faced
with the following challenges in the future:

•

  New markets in which we participate may grow quickly, which may make it difficult to quickly obtain significant component capacity

•

  As we acquire companies and new technologies, we may be dependent, at least initially, on unfamiliar supply chains or relatively small supply partners

•

  We face competition for certain components that are supply-constrained, from existing competitors, and companies in other markets

Manufacturing capacity and
component supply constraints could continue to be significant issues for us. We purchase components from a variety of suppliers and use several contract manufacturers to provide manufacturing services for our products. During the normal course of business, in order to improve manufacturing lead-time performance and to help ensure adequate component supply, we enter into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria as defined by us or that establish the parameters defining our requirements. In certain instances, these agreements allow us the option to cancel, reschedule, and adjust our requirements based on our business needs prior to firm orders being placed.
When facing component supply-related challenges, we have increased our efforts in procuring components in order to meet customer expectations which in turn contributes to an increase in purchase commitments. Increases in our purchase commitments to shorten lead times could also lead to excess and obsolete inventory charges if the demand for our products is less than our expectations. If we fail to anticipate customer demand properly, an oversupply of parts could result in excess or obsolete components that could adversely affect our gross margins. For additional information regarding our purchase commitments with contract manufacturers and suppliers, see Note 12 to the Consolidated Financial Statements contained in our Annual Report on
Form 10-K for the year ended July 30, 2016.

We depend
upon the development of new products and enhancements to existing products, and if we fail to predict and respond to emerging technological trends and customers’ changing needs, our operating results and market share may suffer.

The markets for our products are characterized by rapidly
changing technology, evolving industry standards, new product introductions, and evolving methods of building and operating networks. Our operating results depend on our ability to develop and introduce new products into existing and emerging markets and to reduce the production costs of existing products. Many of our strategic initiatives and investments we have made, and our architectural approach, are designed to enable the increased use of the network as the platform for automating, orchestrating, integrating, and delivering an ever-increasing array of IT-based products and services. For example, several years ago we launched our Cisco Unified Computing System (UCS), our next-generation enterprise data center platform architected to unite computing, network, storage access and virtualization resources in a single system, which is designed to address the fundamental transformation occurring in the enterprise data center. While our Cisco UCS offering remains a significant focus area for us, several market transitions are also shaping our strategies and investments.

One such market transition we are focusing on is the move towards more programmable, flexible and virtual networks. We believe the successful products and solutions in this market will combine ASICs, hardware and software elements together. Other examples include our focus on security; the market transition related to digital transformation and IoT; and the transition in cloud.

The process of developing new technology,
including technology related to more programmable, flexible and virtual networks and technology related to other market transitions–such as security, digital transformation and IoT, and cloud–is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends our business could be harmed. We must commit significant resources, including the investments we have been making in our priorities to developing new products before knowing whether our investments will result in products the market will accept. In particular, if our model of the evolution of networking does not emerge as we believe it will, or if the industry does not evolve as we believe it will, or if our strategy for addressing this evolution is not successful, many of our strategic initiatives and investments may be of no or limited value. For example, if we do not introduce products related to network programmability, such as software-defined-networking products, in a timely fashion, or if product offerings in this market that ultimately succeed are based on technology, or an approach to technology, that differs from ours, such as, for example, networking products based on “white box” hardware, our business could be harmed.

Similarly, our business could be harmed if we fail to develop, or fail to develop in a timely fashion, offerings to address other transitions, or if the offerings addressing these other transitions that ultimately succeed are based on technology, or an approach to technology, different from ours.

Our strategy is to lead our customers in their digital transition with solutions including pervasive, industry-leading security that intelligently connect nearly everything that can be connected. Over the last few years, we have been transforming our business to move from selling individual products and services to selling products and services integrated into architectures and solutions. As a part of this transformation, we continue to make changes to how we are organized and how we build and deliver our technology. If our strategy for addressing our customer needs, or the architectures and solutions we develop do not meet those needs, or the changes we are making in how we are organized and how we build and deliver or technology is incorrect or ineffective, our business could be harmed.

Furthermore, we may not execute successfully on our vision or strategy because of challenges with regard to product planning and timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors, some of which may also be our strategic alliance partners, providing those solutions before we do and loss of market share, revenue, and earnings. In addition, the growth in demand for technology delivered as a service enables new competitors to enter the market. The success of new products depends on several factors, including proper new product definition, component costs, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive. The products and technologies in our other product categories and key growth areas may not prove to have the market success we anticipate, and we may not successfully identify and invest in other emerging or new products.

Changes
in industry structure and market conditions could lead to charges related to discontinuances of certain of our products or businesses, asset impairments and workforce reductions or restructurings.

In response to changes in industry and market conditions, we may be required to strategically realign our resources and to consider restructuring, disposing of, or otherwise exiting businesses. Any resource realignment, or decision to limit investment in or dispose of or otherwise exit businesses, may result in the recording of special charges, such as inventory and technology-related write-offs, workforce reduction or restructuring costs, charges relating to consolidation of excess facilities, or claims from third parties who were resellers or users of discontinued products. Our estimates with respect to the useful life or ultimate recoverability of our carrying basis of assets, including purchased intangible assets, could change as a result of such assessments and decisions. Although in certain instances our supply agreements allow us the option to cancel, reschedule, and adjust our requirements based on our business needs prior to firm orders being placed, our loss contingencies may include liabilities for contracts that we cannot cancel with contract manufacturers and suppliers. Further, our estimates relating to the liabilities for excess facilities are affected by changes in real estate market conditions. Additionally, we are required to perform goodwill impairment tests on an annual basis and between annual tests in certain circumstances, and future goodwill impairment tests may result in a charge to earnings.

In August 2016, we announced a restructuring plan under which we began taking action in the first quarter of fiscal 2017. The implementation of this restructuring plan may be disruptive to our business, and following completion of the restructuring plan our business may not be more efficient or effective than prior to implementation of the plan. Our restructuring activities, including any related charges and the impact of the related headcount restructurings, could have a material adverse effect on our business, operating results, and financial condition.

Over the long term we intend to invest in engineering, sales, service and marketing activities, and these investments may achieve delayed, or lower than expected, benefits which could harm our operating results.

While we intend to focus on managing our costs and expenses, over the long term, we also intend to invest in personnel and other resources related to our engineering, sales, service and marketing functions as we realign and dedicate resources on key priority and growth areas, such as security, IoT, collaboration, next generation data center, cloud, and software, and we also intend to focus on maintaining leadership in routing, switching and services. We are likely to recognize the costs associated with these investments earlier than some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected.

Our business substantially depends upon the continued growth of the
Internet and Internet-based systems.

A
substantial portion of our business and revenue depends on growth and evolution of the Internet, including the continued development of the Internet and the anticipated market transitions, and on the deployment of our products by customers who depend on such continued growth and evolution. To the extent that an economic slowdown or uncertainty and related reduction in capital spending adversely affect spending on Internet infrastructure, including spending or investment related to anticipated market transitions, we could experience material harm to our business, operating results, and financial condition.

Because of the rapid introduction of new products and changing customer requirements related to matters such as cost-effectiveness and security, we believe that there could be performance problems with Internet communications in the future, which could receive a high degree of publicity and visibility. Because we are a large supplier of networking products, our business, operating results, and financial condition may be materially adversely affected, regardless of whether or not these problems are due to the performance of our own products. Such an event could also result in a material adverse effect on the market price of our common stock independent of direct effects on our business.

We have made and expect to continue to make acquisitions that could disrupt our operations and harm our operating results.

Our growth depends upon market growth, our ability to enhance our existing products, and our ability to introduce new products on a timely basis. We intend to continue to address the need to develop new products and enhance existing products through acquisitions of other companies, product lines, technologies, and personnel. Acquisitions involve numerous risks, including the following:

•

Difficulties in integrating the operations, systems, technologies, products, and personnel of the acquired companies, particularly companies with large and widespread operations and/or complex products

•

  Diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from acquisitions

•

Potential difficulties in completing projects associated with in-process research and development intangibles

•

  Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions

•

Initial dependence on unfamiliar supply chains or relatively small supply partners

•

Insufficient revenue to offset increased expenses associated with acquisitions

•

  The potential loss of key employees, customers, distributors, vendors and other business partners of the companies we acquire following and continuing after announcement of acquisition plans

Acquisitions may also cause us to:

•

Issue common stock that would dilute our current shareholders’ percentage ownership

•

Use a substantial portion of our cash resources, or incur debt

•

  Significantly increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition

•

Assume liabilities

•

  Record goodwill and intangible assets that are subject to impairment testing on a regular basis and potential periodic impairment charges

•

Incur amortization expenses related to certain intangible assets

•

  Incur tax expenses related to the effect of acquisitions on our intercompany R&D cost sharing arrangement and legal structure

•

Incur large and immediate write-offs and restructuring and other related expenses

•

Become subject to intellectual property or other litigation

Mergers and acquisitions of high-technology companies are
inherently risky and subject to many factors outside of our control, and no assurance can be given that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results, or financial condition. Failure to manage and successfully integrate acquisitions could materially harm our business and operating results. Prior acquisitions have resulted in a wide range of outcomes, from successful introduction of new products and technologies to a failure to do so. Even when an acquired company has already developed and marketed products, there can be no assurance that product enhancements will be made in a timely fashion or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products.

From time to time, we have made acquisitions that resulted in charges in an individual quarter. These charges may occur in any particular quarter, resulting in variability in our quarterly earnings. In addition, our effective tax rate for future periods is uncertain and could be impacted by mergers and acquisitions. Risks related to new product development also apply to acquisitions. See the risk factors above, including the risk factor entitled
“We depend upon the development of new products and enhancements to existing products, and if we fail to predict and respond to emerging technological trends and customers’ changing needs, our operating results and market share may suffer” for additional information.

Entrance into new or
developing markets exposes us to additional competition and will likely increase demands on our service and support operations.

As we focus on new market opportunities and key priority and growth areas, we will increasingly compete with large telecommunications equipment suppliers as well as startup companies. Several of our competitors may have greater resources, including technical and engineering resources, than we do. Additionally, as customers in these markets complete infrastructure deployments, they may require greater levels of service, support, and financing than we have provided in the past, especially in emerging countries. Demand for these types of service, support, or financing contracts may increase in the future. There can be no assurance that we can provide products, service, support, and financing to effectively compete for these market opportunities.

Further, provision of greater levels of services, support and financing by us may result in a delay in the timing of revenue recognition.
In addition, entry into other markets has subjected and will subject us to additional risks, particularly to those markets, including the effects of general market conditions and reduced consumer confidence. For example, as we add direct selling capabilities globally to meet changing customer demands, we will face increased legal and regulatory requirements.

Industry consolidation may lead to increased competition and may harm our operating results.

There has been a trend toward industry
consolidation in our markets for several years. We expect this trend to continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations. For example, some of our current and potential competitors for enterprise data center business have made acquisitions, or announced new strategic alliances, designed to position them with the ability to provide end-to-end technology solutions for the enterprise data center. Companies that are strategic alliance partners in some areas of our business may acquire or form alliances with our competitors, thereby reducing their business with us. We believe that industry consolidation may result in stronger competitors that are better able to compete as sole-source vendors for customers. This could lead to more variability in our operating results and could have a material adverse effect on our business, operating results, and financial condition. Furthermore, particularly in the service provider market, rapid consolidation will lead to fewer customers, with the effect that loss of a major customer could have a material impact on results not anticipated in a customer marketplace composed of more numerous participants.

Product quality
problems could lead to reduced revenue, gross margins, and net income.

We produce highly complex products that incorporate leading-edge technology, including both hardware and software. Software typically contains bugs that can unexpectedly interfere with expected operations. There can be no assurance that our pre-shipment testing programs will be adequate to detect all defects, either ones in individual products or ones that could affect numerous shipments, which might interfere with customer satisfaction, reduce sales opportunities, or affect gross margins. From time to time, we have had to replace certain components and provide remediation in response to the discovery of defects or bugs in products that we had shipped. There can be no assurance that such remediation, depending on the product involved, would not have a material impact. An inability to cure a product defect could result in the failure of a product line, temporary or permanent withdrawal from a product or market, damage to our reputation, inventory costs, or product reengineering expenses, any of which could have a material impact on our revenue, margins, and net income. For example, in the second quarter of fiscal 2014, we recorded a pre-tax charge of $655 million related to the expected remediation costs for certain products sold in prior fiscal years containing memory components manufactured by a single supplier between 2005 and 2010.

Due to the global nature of our operations, political or economic changes or other factors in a specific country or region could harm our operating results and financial condition.

We conduct significant sales and customer support operations in countries around the world. As such, our growth depends in part on our increasing sales into emerging countries. We also depend on non-U.S. operations of our contract manufacturers, component suppliers and distribution partners. Emerging countries in the aggregate experienced a decline in orders during the fourth quarter of fiscal 2016, and also in fiscal 2014 and fiscal 2015. We continue to assess the sustainability of any improvements in these countries and there can be no assurance that our investments in these countries will be successful. Our future results could be materially adversely affected by a variety of political, economic or other factors relating to our operations inside and outside the United States, including impacts from global central bank monetary policy; issues related to the political relationship between the United States and other countries that can affect the willingness of customers in those countries to purchase products from companies headquartered in the United States; and the challenging and inconsistent global macroeconomic environment, any or all of which could have a material adverse effect on our operating results and financial condition, including, among others, the following:

•

Foreign currency exchange rates

•

Political or social unrest

•

  Economic instability or weakness or natural disasters in a specific country or region, including the current economic challenges in China and global economic ramifications of Chinese economic

difficulties; instability as a result of Brexit; environmental and trade protection measures and other legal and regulatory requirements, some of which may affect our ability to import our products, to export our products from, or sell our products in various countries

•

Political considerations that affect service provider and government spending patterns

•

Health or similar issues, such as a pandemic or epidemic

•

Difficulties in staffing and managing international operations

•

Adverse tax consequences, including imposition of withholding or other taxes on our global operations

We are exposed to the credit risk of some of our customers and to credit exposures in weakened markets, which could result in material losses.

Most of our sales are on an open credit basis, with typical payment terms of 30 days in the United States and, because of local customs or conditions, longer in some markets outside the United States. We monitor individual customer payment capability in granting such open credit arrangements, seek to limit such open credit to amounts we believe the customers can pay, and maintain reserves we believe are adequate to cover exposure for doubtful accounts. Beyond our open credit arrangements, we have also experienced demands for customer financing and facilitation of leasing arrangements. We expect demand for customer financing to continue, and recently we have been experiencing an increase in this demand as the credit markets have been impacted by the challenging and inconsistent global macroeconomic environment, including increased demand from customers in certain emerging countries.

We believe customer financing is a competitive factor in
obtaining business, particularly in serving customers involved in significant infrastructure projects. Our loan financing arrangements may include not only financing the acquisition of our products and services but also providing additional funds for other costs associated with network installation and integration of our products and services.

Our exposure to the credit risks relating to our financing activities described above may increase if our customers are adversely affected by a global economic downturn or periods of economic uncertainty.
Although we have programs in place that are designed to monitor and mitigate the associated risk, including monitoring of particular risks in certain geographic areas, there can be no assurance that such programs will be effective in reducing our credit risks.

In the past, there have been
significant bankruptcies among customers both on open credit and with loan or lease financing arrangements, particularly among Internet businesses and service providers, causing us to incur economic or financial losses. There can be no assurance that additional losses will not be incurred. Although these losses have not been material to date, future losses, if incurred, could harm our business and have a material adverse effect on our operating results and financial condition. A portion of our sales is derived through our distributors. These distributors are generally given business terms that allow them to return a portion of inventory, receive credits for changes in selling prices, and participate in various cooperative marketing programs. We maintain estimated accruals and allowances for such business terms. However, distributors tend to have more limited financial resources than other resellers and end-user customers and therefore represent potential sources of increased credit risk, because they may be more likely to lack the reserve resources to meet payment obligations. Additionally, to the degree that turmoil in the credit markets makes it more difficult for some customers to obtain financing, those customers’ ability to pay could be adversely impacted, which in turn could have a material adverse impact on our business, operating results, and financial condition.

We are exposed to fluctuations in the market values of our portfolio investments and in interest rates; impairment of our investments could harm our earnings.

We maintain an investment portfolio of various holdings, types, and maturities. These securities are generally classified as available-for-sale and, consequently, are recorded on our Consolidated Balance
Sheets at

fair value with unrealized gains or losses reported as a component of accumulated other comprehensive income (loss), net of tax. Our portfolio includes fixed income securities and equity investments in publicly traded companies, the values of which are subject to market price volatility to the extent unhedged. If such investments suffer market price declines, as we experienced with some of our investments in the past, we may recognize in earnings the decline in the fair value of our investments below their cost basis when the decline is judged to be other than temporary. For information regarding the sensitivity of and risks associated with the market value of portfolio investments and interest rates, refer to the section titled “Quantitative and Qualitative Disclosures About Market Risk” included in our Annual Report on Form 10-K for the year ended July 30, 2016. Our investments in private companies are subject to risk of loss of investment capital. These investments are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never materialize. We could lose our entire investment in these companies.

We are exposed to
fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve, and they could have a material adverse impact on our financial results and cash flows. Historically, our primary exposures have related to nondollar-denominated sales in Japan, Canada, and Australia and certain nondollar-denominated operating expenses and service cost of sales in Europe, Latin America, and Asia, where we sell primarily in U.S. dollars. Additionally, we have exposures to emerging market currencies, which can have extreme currency volatility. An increase in the value of the dollar could increase the real cost to our customers of our products in those markets outside the United States where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses and procurement of raw materials to the extent that we must purchase components in foreign currencies.

Currently, we enter into foreign exchange forward contracts
and options to reduce the short-term impact of foreign currency fluctuations on certain foreign currency receivables, investments, and payables. In addition, we periodically hedge anticipated foreign currency cash flows. Our attempts to hedge against these risks may result in an adverse impact on our net income.

Our proprietary rights may prove difficult to enforce.

We generally rely on patents, copyrights, trademarks, and trade secret laws to establish and maintain proprietary rights in our technology and products. Although we have been issued numerous patents and other patent applications are currently pending, there can be no assurance that any of these patents or other proprietary rights will not be challenged, invalidated, or circumvented or that our rights will, in fact, provide competitive advantages to us. Furthermore, many key aspects of networking technology are governed by industrywide standards, which are usable by all market entrants. In addition, there can be no assurance that patents will be issued from pending applications or that claims allowed on any patents will be sufficiently broad to protect our technology. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. The outcome of any actions taken in these foreign countries may be different than if such actions were determined under the laws of the United States. Although we are not dependent on any individual patents or group of patents for particular segments of the business for which we compete, if we are unable to protect our proprietary rights to the totality of the features (including aspects of products protected other than by patent rights) in a market, we may find ourselves at a competitive disadvantage to others who need not incur the substantial expense, time, and effort required to create innovative products that have enabled us to be successful.

We may be found to infringe on intellectual property rights of others.

Third parties, including customers, have in
the past and may in the future assert claims or initiate litigation related to exclusive patent, copyright, trademark, and other intellectual property rights to technologies and related standards that are relevant to us. These assertions have increased over time as a result of our growth and the general increase in the pace of patent claims assertions, particularly in the United States. Because of the existence of a large number of patents in the networking field, the secrecy of some pending patents, and the rapid rate of issuance of new patents, it is not economically practical or even possible to determine in advance whether a product or any of its components infringes or will infringe on the patent rights of others. The asserted claims and/or initiated litigation can include claims against us or our manufacturers, suppliers, or customers, alleging infringement of their proprietary rights with respect to our existing or future products or components of those products. Regardless of the merit of these claims, they can be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop a non-infringing technology or enter into license agreements. Where claims are made by customers, resistance even to unmeritorious claims could damage customer relationships. There can be no assurance that licenses will be available on acceptable terms and conditions, if at all, or that our indemnification by our suppliers will be adequate to cover our costs if a claim were brought directly against us or our customers. Furthermore, because of the potential for high court awards that are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims settled for significant amounts. If any infringement or other intellectual property claim made against us by any third party is successful, if we are required to indemnify a customer with respect to a claim against the customer, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results, and financial condition could be materially and adversely affected. For additional information regarding our indemnification obligations, see Note 12(g) to the Consolidated Financial Statements contained in our Annual
Report on Form 10-K for the year ended July 30, 2016.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have a lower level of visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks. Further, in the past, third parties have made infringement and similar claims after we have acquired technology that had not been asserted prior to our acquisition.

We rely on the availability of third-party licenses.

Many of our products are designed to include
software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various aspects of these products. There can be no assurance that the necessary licenses would be available on acceptable terms, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, operating results, and financial condition. Moreover, the inclusion in our products of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to protect our proprietary rights in our products.

Our operating results may be adversely
affected and damage to our reputation may occur due to production and sale of counterfeit versions of our products.

As is the case with leading products around the world, our products are subject to efforts by third parties to produce counterfeit versions of our products. While we work diligently with law enforcement authorities in various countries to block the manufacture of counterfeit goods and to interdict their sale, and to detect counterfeit products in customer networks, and have succeeded in prosecuting counterfeiters and their distributors, resulting in fines, imprisonment and restitution to us, there can be no guarantee that such efforts will succeed. While counterfeiters often aim their sales at customers who might not have otherwise purchased our products due to lack of verifiability of origin and service, such counterfeit sales, to the extent they replace otherwise legitimate sales, could adversely affect our operating results.

Our operating results and future prospects could be materially harmed by uncertainties of regulation of the Internet.

Currently, few laws or
regulations apply directly to access or commerce on the Internet. We could be materially adversely affected by regulation of the Internet and Internet commerce in any country where we operate. Such regulations could include matters such as voice over the Internet or using Internet Protocol, encryption technology, sales or other taxes on Internet product or service sales, and access charges for Internet service providers. The adoption of regulation of the Internet and Internet commerce could decrease demand for our products and, at the same time, increase the cost of selling our products, which could have a material adverse effect on our business, operating results, and financial condition.

Changes in telecommunications regulation and tariffs could harm our prospects and future sales.

Changes in
telecommunications requirements, or regulatory requirements in other industries in which we operate, in the United States or other countries could affect the sales of our products. In particular, we believe that there may be future changes in U.S.
telecommunications regulations that could slow the expansion of the service providers’ network infrastructures and materially adversely affect our business, operating results, and financial condition, including “net neutrality” rules to the extent they impact decisions on investment in network infrastructure.

Future changes in tariffs by regulatory agencies or application of tariff requirements to currently untariffed services could affect the sales of our products for certain classes of customers.
Additionally, in the United States, our products must comply with various requirements and regulations of the Federal Communications Commission and other regulatory authorities. In countries outside of the United States, our products must meet various requirements of local telecommunications and other industry authorities. Changes in tariffs or failure by us to obtain timely approval of products could have a material adverse effect on our business, operating results, and financial condition.

Failure to retain and recruit key personnel would
harm our ability to meet key objectives.

Our
success has always depended in large part on our ability to attract and retain highly skilled technical, managerial, sales, and marketing personnel. Competition for these personnel is intense, especially in the Silicon Valley area of Northern
California. Stock incentive plans are designed to reward employees for their long-term contributions and provide incentives for them to remain with us. Volatility or lack of positive performance in our stock price or equity incentive awards, or changes to our overall compensation program, including our stock incentive program, resulting from the management of share dilution and share-based compensation expense or otherwise, may also adversely affect our ability to retain key employees. As a result of one or more of these factors, we may increase our hiring in geographic areas outside the United States, which could subject us to additional geopolitical and exchange rate risk. The loss of services of any of our key personnel; the inability to retain and attract qualified personnel in the future; or delays in hiring required personnel, particularly engineering and sales personnel, could make it difficult to meet key objectives, such as timely and effective product introductions. In addition, companies in our industry whose employees accept positions with competitors frequently claim that competitors have engaged in improper hiring practices. We have received these claims in the past and may receive additional claims to this effect in the future.

Adverse resolution of
litigation or governmental investigations may harm our operating results or financial condition.

We are a party to lawsuits in the normal course of our business. Litigation can be expensive, lengthy, and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. For example, Brazilian authorities have investigated our Brazilian subsidiary and certain of its current and former employees, as well as a Brazilian importer of our products, and its affiliates and employees, relating

to alleged evasion of import taxes and alleged improper transactions involving the subsidiary and the importer. Brazilian tax authorities have assessed claims against our Brazilian subsidiary based on a theory of joint liability with the Brazilian importer for import taxes, interest, and penalties. In the first quarter of fiscal 2013, the Brazilian federal tax authorities asserted an additional claim against our Brazilian subsidiary based on a theory of joint liability with respect to an alleged underpayment of income taxes, social taxes, interest, and penalties by a Brazilian distributor. This claim was dismissed on its merits during the third quarter of fiscal 2016. The asserted claims by Brazilian federal tax authorities which remain are for calendar years 2003 through 2007, and the asserted claims by the tax authorities from the state of Sao Paulo are for calendar years 2005 through 2007. The total asserted claims by Brazilian state and federal tax authorities aggregate to $249 million for the alleged evasion of import and other taxes, $1.3 billion for interest, and $1.2 billion for various penalties, all determined using an exchange rate as of
July 30, 2016. We have completed a thorough review of the matters and believe the asserted claims against our Brazilian subsidiary are without merit, and we are defending the claims vigorously. While we believe there is no legal basis for the alleged liability, due to the complexities and uncertainty surrounding the judicial process in Brazil and the nature of the claims asserting joint liability with the importer, we are unable to determine the likelihood of an unfavorable outcome against our Brazilian subsidiary and are unable to reasonably estimate a range of loss, if any. We do not expect a final judicial determination for several years. An unfavorable resolution of lawsuits or governmental investigations could have a material adverse effect on our business, operating results, or financial condition. For additional information regarding certain of the matters in which we are involved, see Item 3, “Legal Proceedings,” contained in Part I contained in our Annual Report on Form 10-K for the year ended July 30, 2016.

Changes in our provision for income taxes or adverse outcomes resulting from examination of our income tax returns could adversely affect our results.

Our provision for income taxes is subject to volatility and
could be adversely affected by earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates; by changes in the valuation of our deferred tax assets and liabilities;
by changes to domestic manufacturing deduction laws, regulations, or interpretations thereof; by expiration of or lapses in tax incentives; by transfer pricing adjustments, including the effect of acquisitions on our intercompany R&D cost sharing arrangement and legal structure; by tax effects of nondeductible compensation; by tax costs related to intercompany realignments; by changes in accounting principles; or by changes in tax laws and regulations, treaties, or interpretations thereof, including possible changes to the taxation of earnings of our foreign subsidiaries, the deductibility of expenses attributable to foreign income, or the foreign tax credit rules. Significant judgment is required to determine the recognition and measurement attribute prescribed in the accounting guidance for uncertainty in income taxes. The Organisation for Economic Co-operation and Development, an international association comprised of 34 countries, including the United States, has recently made changes to numerous long-standing tax principles. There can be no assurance that these changes, once adopted by countries, will not have an adverse impact on our provision for income taxes. Further, as a result of certain of our ongoing employment and capital investment actions and commitments, our income in certain countries is subject to reduced tax rates. Our failure to meet these commitments could adversely impact our provision for income taxes. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from these continuous examinations will not have an adverse effect on our operating results and financial condition.

Our business and operations are especially subject to the risks of earthquakes, floods, and other natural catastrophic events.

Our corporate headquarters, including
certain of our research and development operations are located in the Silicon Valley area of Northern California, a region known for seismic activity. Additionally, a certain number of our facilities are located near rivers that have experienced flooding in the past. Also certain of our

suppliers and logistics centers are located in regions that have been or may be affected by earthquake, tsunami and flooding activity which in the past has disrupted, and in the future could disrupt, the flow of components and delivery of products. A significant natural disaster, such as an earthquake, a hurricane, volcano, or a flood, could have a material adverse impact on our business, operating results, and financial condition.

Man-made problems such as cyber-attacks, data protection
breaches, computer viruses or terrorism may disrupt our operations, harm our operating results and damage our reputation, and cyber-attacks or data protection breaches on our customers’ networks, or in cloud-based services provided by or enabled by us, could result in liability for us, damage our reputation or otherwise harm our business.

Despite our implementation of network security measures, the products and services we sell to customers, and our servers, data centers and the cloud-based solutions on which our data, and data of our customers, suppliers and business partners are stored, are vulnerable to cyber-attacks, data protection breaches, computer viruses, and similar disruptions from unauthorized tampering or human error. Any such event could compromise our networks or those of our customers, and the information stored on our networks or those of our customers could be accessed, publicly disclosed, lost or stolen, which could subject us to liability to our customers, suppliers, business partners and others, and could have a material adverse effect on our business, operating results, and financial condition and may cause damage to our reputation. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine our own security efforts may be costly to implement and meet with resistance, and may not be successful. Breaches of network security in our customers’ networks, or in cloud-based services provided by or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, could result in liability for us, damage our reputation or otherwise harm our business.

In addition, the continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the economies of the United States and other countries and create further uncertainties or otherwise materially harm our business, operating results, and financial condition. Likewise, events such as loss of infrastructure and utilities services such as energy, transportation, or telecommunications could have similar negative impacts. To the extent that such disruptions or uncertainties result in delays or cancellations of customer orders or the manufacture or shipment of our products, our business, operating results, and financial condition could be materially and adversely affected.

If we do not successfully manage our strategic alliances, we may not realize the expected benefits from such alliances and we may experience increased competition or delays in product development.

We have several strategic alliances with large and complex organizations and other companies with which we work to offer complementary products and services and have established a joint venture to market services associated with our Cisco Unified Computing System products. These arrangements are generally limited to specific projects, the goal of which is generally to facilitate product compatibility and adoption of industry standards. There can be no assurance we will realize the expected benefits from these strategic alliances or from the joint venture. If successful, these relationships may be mutually beneficial and result in industry growth. However, alliances carry an element of risk because, in most cases, we must compete in some business areas with a company with which we have a strategic alliance and, at the same time, cooperate with that company in other business areas. Also, if these companies fail to perform or if these relationships fail to materialize as expected, we could suffer delays in product development or other operational difficulties. Joint ventures can be difficult to manage, given the potentially different interests of joint venture partners.

Risks Related to the Offering

The notes are structurally subordinated to the liabilities of our subsidiaries.

The notes are our obligations
exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities of our subsidiaries (including any subsidiaries that we may in the future acquire or establish). As of July 30, 2016, our subsidiaries had approximately $5.3 billion of outstanding liabilities, including trade payables but excluding intercompany liabilities and deferred revenue.

The notes are
subject to prior claims of any of our secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking
equally with our other senior unsecured indebtedness, including previously issued notes. The indenture governing the notes permits us and our subsidiaries to incur additional, secured debt under specified circumstances. If we incur any secured debt, our assets will be subject to prior claims by secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the previously issued notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

Negative covenants in the indenture will have a
limited effect.

The indenture governing the
notes contains only limited negative covenants that apply to us and our wholly-owned subsidiaries. These covenants do not limit the amount of additional debt that we may incur. In addition, the limitation on liens and limitation on sale and lease-back covenants contain exceptions that will, subject to certain limitations, allow us and our wholly-owned subsidiaries to create, grant or incur liens or security interests with respect to our headquarters and certain other material facilities. You should read “Description of Debt Securities—Covenants” in the accompanying prospectus for a description of these covenants. In light of these exceptions, holders of the notes may be structurally or effectively subordinated to new lenders.

Changes in our credit ratings may
adversely affect your investment in the notes.

The major debt rating agencies routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s

judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

There may not be active trading markets for the notes.

There is no existing market for any series of the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that trading markets for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•

time remaining to the maturity of the notes

•

outstanding principal amount of the notes

•

the terms related to any optional redemption of the notes

•

the level, direction and volatility of market interest rates generally

There can be no assurance that our operating results and financial condition will not be adversely affected by our incurrence of debt.

As of the end of fiscal
2016, we have senior unsecured notes outstanding in an aggregate principal amount of $28.4 billion that mature at specific dates from calendar year 2017 through 2040. We have also established a commercial paper program under which we may issue short-term, unsecured commercial paper notes on a private placement basis up to a maximum aggregate amount outstanding at any time of $3.0 billion, and we had no commercial paper notes outstanding under this program as of July 30, 2016. In addition, the amount of our long-term debt will increase by the principal amount of notes sold in this offering. The outstanding senior unsecured notes bear fixed-rate interest payable semiannually, except $3.4 billion of the notes which bears interest at a floating rate payable quarterly. The fair value of the long-term debt is subject to market interest rate volatility. The instruments governing the outstanding senior unsecured notes and the notes offered hereby contain certain covenants applicable to us and our wholly-owned subsidiaries that may adversely affect our ability to incur certain liens or engage in certain types of sale and leaseback transactions. In addition, we will be required to have available in the United
States sufficient cash to service the interest on our debt and repay all of our notes on maturity. There can be no assurance that our incurrence of this debt or any future debt will be a better means of providing liquidity to us than would our use of our existing cash resources, including cash currently held offshore. Further, we cannot be assured that our maintenance of this indebtedness or incurrence of future indebtedness will not adversely affect our operating results or financial condition. In addition, changes by any rating agency to our credit rating can negatively impact the value and liquidity of both our debt and equity securities, as well as the terms upon which we may borrow under our commercial paper program or future debt issuances.

Optional redemption may adversely
affect your return on the notes.

We have the
right to redeem some or all of the fixed rate notes prior to maturity. We may redeem these notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in comparable securities at an effective interest rate as high as that of the notes.

The amount of interest payable on the floating rate notes is set only once per period based on three-month LIBOR on the interest determination date, which rate may fluctuate substantially.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during an interest rate period for the floating rate notes, and you should not take the historical levels of three-month LIBOR as an indication of its future performance. You should further note that although the actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than three-month LIBOR on the applicable interest determination date, an investor in the floating rate notes will not benefit from three-month LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in three-month LIBOR may not result in a comparable change in the market value of the floating rate notes.

Uncertainty relating to the LIBOR calculation process may adversely affect the value of the floating rate notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies
may result in changes to the manner in which LIBOR is determined. At this time, it is not possible to predict the effect of any such changes and any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including the floating rate notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains
forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the U.S. federal securities laws. Words such as “expects,” “anticipates,” “targets,”
“goals,” “projects,” “intends,” “plans,” “believes,” “momentum,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,”
“may,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict, including those identified above, under “Risk Factors,” and elsewhere herein, in the accompanying prospectus and in the documents incorporated herein by reference. Therefore, actual results, performance or achievement may differ materially and adversely from those expressed in any forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform
Act of 1995 for all forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

USE OF PROCEEDS

We expect the net proceeds of this offering to be
approximately $6.23 billion after deducting underwriting discounts and the estimated expenses of the offering. The net proceeds from this offering will be used for general corporate purposes. General corporate purposes may include repurchases of our common stock, repayment of debt, including the repayment of previously issued senior unsecured notes, acquisitions, investments, additions to working capital, capital expenditures, cash dividends and advances to or investments in our subsidiaries. Pending these uses, we will invest the net proceeds in interest-bearing, investment-grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of
July 30, 2016 and as adjusted to give effect to the issuance of notes in this offering. See “Use of Proceeds.”

This table should be read in conjunction with the Consolidated Financial Statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

July 30, 2016

Actual

As adjusted

(in millions, except par value)

Long-term debt:

Floating Rate Notes due September 2019

$
—

$
500

1.400% Senior Notes due 2019

—

1,500

1.850% Senior Notes due 2021

—

2,000

2.200% Senior Notes due 2023

—

750

2.500% Senior Notes due 2026

—

1,500

Floating Rate Notes due 2017

1,000

1,000

1.10% Senior Notes due 2017

2,400

2,400

3.15% Senior Notes due 2017

750

750

1.40% Senior Notes due 2018

1,250

1,250

1.65% Senior Notes due 2018

1,600

1,600

Floating Rate Notes due February 2018

1,000

1,000

Floating Rate Notes due June 2018

900

900

4.95% Senior Notes due 2019

2,000

2,000

1.60% Senior Notes due 2019

1,000

1,000

Floating Rate Notes due March 2019

500

500

2.125% Senior Notes due 2019

1,750

1,750

4.45% Senior Notes due 2020

2,500

2,500

2.45% Senior Notes due 2020

1,500

1,500

2.20% Senior Notes due 2021

2,500

2,500

2.90% Senior Notes due 2021

500

500

3.00% Senior Notes due 2022

500

500

2.60% Senior Notes due 2023

500

500

3.625% Senior Notes due 2024

1,000

1,000

3.50% Senior Notes due 2025

500

500

2.95% Senior Notes due 2026

750

750

5.90% Senior Notes due 2039

2,000

2,000

5.50% Senior Notes due 2040

2,000

2,000

Other

242

223

Total long-term debt

$
28,642

$
34,873

Shareholders’ equity:

Preferred stock, no par value:

5 shares authorized and no shares issued and outstanding, actual and as adjusted

$
—

$
—

Common stock and additional paid-in capital, $0.001 par value:

20,000 shares authorized and 5,029 shares issued and outstanding, actual and as adjusted

44,516

44,516

Retained earnings

19,396

19,396

Accumulated other comprehensive income (loss)

(326
)

(326
)

Total Cisco shareholders’ equity

63,586

63,586

Noncontrolling interests

(1
)

(1
)

Total equity

63,585

63,585

Total capitalization

$
92,227

$
98,458

We have a credit agreement with certain institutional lenders that provides for a $3.0 billion unsecured revolving credit facility that is scheduled to expire on May 15, 2020. We have not borrowed any funds under the credit facility.

We have also established a commercial paper program under which we may issue short-term, unsecured commercial paper notes on a private placement basis up to a maximum aggregate amount outstanding at any time of $3.0 billion, and we had no commercial paper notes outstanding under this program as of July 30, 2016.

On September 9, 2016, our Board of Directors declared a quarterly dividend of $0.26 per common share, or
$1.3 billion, to be paid on October 26, 2016 to all shareholders of record as of the close of business on October 5, 2016. Any future dividends will be subject to the approval of our Board of Directors.

DESCRIPTION OF NOTES

The following description of the particular terms of the
notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities in the accompanying prospectus.

General

The Floating Rate Notes due September 20, 2019 (the “floating rate notes”), the 1.400% Senior Notes due 2019 (the
“2019 notes”), the 1.850% Senior Notes due 2021 (the “2021 notes”), the 2.200% Senior Notes due 2023 (the “2023 notes”) and the 2.500% Senior Notes due 2026 (the “2026 notes” and, together with the 2019 notes, the 2021 notes and the 2023 notes, the “fixed rate notes”) will be issued as separate series of debt securities under an indenture dated as of March 3, 2014 between us and The Bank of New York Mellon Trust Company, N.A., as trustee
(the “Trustee”). The floating rate notes will mature on September 20, 2019, the 2019 notes will mature on September 20, 2019, the 2021 notes will mature on September 20, 2021, the 2023 notes will mature on September 20,
2023 and the 2026 notes will mature on September 20, 2026. We refer to the floating rate notes and the fixed rate notes collectively in this prospectus supplement as the “notes.”

The notes will be our senior unsecured debt obligations and
will rank equally among themselves and with all of our other present and future senior unsecured indebtedness.

The fixed rate notes will be redeemable by us at any time prior to maturity as described below under “—Optional
Redemption.” The floating rate notes will not be redeemable.

Unless previously redeemed or purchased and cancelled, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the notes in U.S. dollars.

The notes of each series will be issued in registered, book-entry form only without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be subject to a sinking fund. The notes
will be subject to defeasance as described in the accompanying prospectus.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of preferred stock or other securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our wholly-owned subsidiaries, except as described under “Description of Debt Securities—Covenants” in the accompanying prospectus.

The notes will be issued in an initial aggregate principal amount of $500,000,000 in the case of the floating rate notes, $1,500,000,000 in the case of the 2019 notes, $2,000,000,000 in the case of the 2021 notes, $750,000,000 in the case of the 2023 notes and $1,500,000,000 in the case of the 2026 notes, subject to our ability to issue additional notes of any series, which may be consolidated and form a single series with the notes of such series as described under “Description of Debt Securities—Further Issues” in the accompanying prospectus.

If the scheduled maturity date or redemption date for the
notes of any series falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the scheduled maturity date or redemption date, as the case may be.

Interest

Fixed Rate Notes

The 2019 notes will bear interest at a rate of 1.400% per annum, the 2021 notes will bear interest at a rate of 1.850% per annum, the 2023 notes will bear interest at a rate of 2.200% per annum and the 2026 notes will bear interest at a rate of 2.500% per annum. Interest on the 2019 notes, the 2021 notes, the 2023 notes and the 2026 notes will accrue from September 20, 2016, or from the most recent interest payment date to which interest has been paid or provided for, to but excluding the relevant interest payment date.

We will make interest payments on the fixed rate notes semiannually in arrears on March 20 and September 20 of each year, beginning on March 20, 2017, to the person in whose name such notes are registered at the close of business on the immediately preceding March 5 or September 5, as applicable. Interest on the fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an interest payment date for the fixed rate notes falls on a day that is not a business day, the interest payment shall be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Floating Rate Notes

The floating rate notes will bear interest for each interest period at a rate determined by the calculation agent. The calculation agent is The Bank of New York Mellon Trust Company, N.A. until such time as we appoint a successor calculation agent. The interest rate on the floating rate notes for a particular interest period will be equal to three-month LIBOR as determined on the interest determination date plus 0.340%, provided that such interest rate shall not be less than zero. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period.
Promptly upon determination, the calculation agent will inform the Trustee and us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of the floating rate notes, the Trustee and us.

A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, LIBOR will be equal to
the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on the Reuters screen “LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the Reuters screen “LIBOR01” as of 11:00 a.m., London time, or if the Reuters screen “LIBOR01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on the Reuters screen “LIBOR01” or Bloomberg L.P. page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and the calculation agent shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, we will select three major banks in New York City and the calculation agent shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic

average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

Upon request from any holder of the floating rate notes, the calculation agent will provide the interest rate in effect for the floating rate notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Dollar amounts resulting from such calculation will be
rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the floating rate notes will accrue from September 20, 2016, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the floating rate notes will be paid to but excluding the relevant interest payment date. We will make interest payments on the floating rate notes quarterly in arrears on March 20, June 20, September 20 and December 20 of each year, beginning on
December 20, 2016, to the person in whose name those notes are registered at the close of business on the business day preceding the interest payment date. Interest on the floating rate notes will be computed on the basis of the actual number of days in an interest period and a 360-day year.

If an interest payment date for the floating rate notes falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day.

Optional Redemption

The floating rate notes are not redeemable. The fixed
rate notes are redeemable, as a whole or in part, at our option, at any time or from time to time, upon notice mailed (or transmitted in accordance with DTC procedures) to the registered address of each holder of notes at least 30 days but not more than 60 days prior to the date of redemption.

The “make-whole premium” redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such notes, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 10 basis points with respect to the 2019 notes, 10 basis points with respect to the 2021 notes, 12.5 basis points with respect to the 2023 notes and 12.5 basis points with respect to the 2026 notes. Accrued interest will be paid to but excluding the relevant redemption date. We will calculate the redemption price.

On or after the applicable Par Call Date (as defined below), we may redeem the 2021 notes, the 2023 notes and the 2026 notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed. Accrued interest will be paid to but excluding the relevant redemption date.

“Comparable Treasury Issue” means the United States
Treasury security, selected by a Reference Treasury Dealer (as defined below) as selected by us, as having an actual or interpolated maturity comparable to the remaining term of the notes called for redemption, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes called for redemption.

“Comparable Treasury Price” means, with respect to
any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if we obtain fewer than four
Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations for that redemption date.

“Par Call Date” means (1) with respect to the 2021 notes, August 20,
2021 (one month prior to the maturity date of such notes), (2) with respect to the 2023 notes, July 20, 2023 (two months prior to the maturity date of such notes) and (3) with respect to the 2026 notes, June 20, 2026 (three months prior to the maturity date of such notes).

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities
LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and (2) any other primary U.S. Government securities dealer selected by us, and each of their respective successors. If any Reference Treasury
Dealer shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, on
any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by the Reference Treasury Dealer selected by us at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the notes called for redemption (assuming that such notes matured on their applicable Par
Call Date) that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the notes called for redemption, the amount of the next succeeding scheduled interest payment on such notes will be reduced by the amount of interest accrued to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined above), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined above) for that redemption date.

We will prepare and mail (or
otherwise transmit in accordance with DTC procedures) a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. On and after a redemption date, interest will cease to accrue on the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before a redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the applicable notes are to be redeemed, the depositary shall select the notes to be redeemed in accordance with its operational arrangements. If the notes are not global notes held by the depositary, the notes to be redeemed shall be selected by the Trustee by lot; provided, however that in no event shall notes of a principal amount of $2,000 or less be redeemed in part.

MATERIAL UNITED STATES INCOME TAX CONSIDERATIONS

The following discussion summarizes the
material U.S. federal income tax considerations that may be relevant to you if you invest in the notes, but does not purport to be a complete analysis of all potential tax considerations. Except as discussed under “—Non-U.S. holders”
and “—Information reporting and backup withholding” below, the discussion generally applies only to beneficial owners of notes that are U.S. holders. You will be a U.S. holder if you are (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes. A “non-U.S. holder” is a beneficial owner of a note (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This summary applies only to
notes that are held: (i) as capital assets (generally, property held for investment) and (ii) by those holders who purchased notes on original issuance at the “issue price” (generally, the first price at which a substantial portion of the notes is sold for cash to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the considerations that may be relevant to you if you are an investor that is subject to special tax treatment, such as, for example, a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a “straddle,”
conversion, integrated transaction or other similar transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, a former citizen or resident of the United States, a person who is liable for the alternative minimum tax, or a U.S. holder whose “functional currency” is not the U.S. dollar. If an entity that is treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in such an entity, you should consult your tax advisor as to the U.S. federal income tax consequences of holding notes. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal gift or estate tax.

This summary is based on the provisions of the Internal
Revenue Code of 1986, as amended, (the “Code”), and the U.S. federal income tax regulations promulgated under the Code (the “Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. There can be no assurances that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes.

You should consult your tax advisor about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

Payments or accruals of interest

Payments or accruals of interest on a note will be taxable to you as ordinary income at the time that you actually or constructively receive or accrue such amounts (in accordance with your regular method of tax accounting).

Repurchase options

We may redeem the notes (other than the floating rate notes), in whole or in part, at our option (see “Description of Notes—Optional Redemption”). If the amount or timing of any payment on a note is contingent, the note could be subject to special rules that apply to “contingent payment debt instruments.” The optional redemption provision should not cause a note to be treated as creating a “contingent payment debt instrument” for purposes of the original issue discount provisions of the Code. Our determination that the notes are not contingent payment debt instruments will be binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations.

Sale, exchange, redemption and retirement of notes

When you sell or exchange a note, or if a note that you hold is retired or redeemed, you generally will recognize taxable gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under
“—Payments or accruals of interest”) and your tax basis in the note. Initially, your tax basis in a note generally will equal the amount you paid for the note. The gain or loss that you recognize on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Unearned income Medicare contribution

Certain U.S. holders who are individuals
earning over $200,000 (or joint filers earning over $250,000), and estates or trusts with an adjusted gross income exceeding a threshold as indicated in the Code and Treasury Regulations are required to pay an additional 3.8% Medicare tax on net investment income, including among other things, interest on a note and capital gains from the sale or other disposition of notes.

Non-U.S. holders

For purposes of the discussion below, interest and gain on the sale, redemption or repayment of notes will be considered to be “U.S.
trade or business income” if such income or gain is (i) effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and (ii) in the case of a non-U.S. holder eligible for the benefits of a bilateral income tax treaty to which the United States is a party, attributable to a permanent establishment in the United States.

Subject to the discussions below regarding the Foreign Account Tax Compliance Act (“FATCA”) and backup withholding, interest paid on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if the non-U.S. holder:

(i)

does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)

  is not a controlled foreign corporation (in general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock, by voting power or value, is owned, actually or

constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting power) with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Code;

(iii)

is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business; and

(iv)

either (a) certifies, under penalties of perjury on a Form W-8BEN or Form W-8BEN-E (or such successor form as the IRS designates), prior to the payment that such holder is not a U.S. person and provides such holder’s name and address, or (b) holds the note through certain foreign intermediaries or certain foreign partnerships and satisfies the certification requirements under the applicable
Treasury Regulations.

The gross
amount of payments of interest that do not qualify as portfolio interest and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless an applicable treaty applies to reduce or eliminate withholding.
U.S. trade or business income will be taxed at regular, graduated U.S. rates rather than the 30% gross withholding tax rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) on the non-U.S. holder’s earnings and profits for the taxable year, subject to adjustments.

To claim the benefits of a treaty exemption from or reduction in withholding, a non-U.S. holder must, prior to the payment of interest, provide a properly executed Form W-8BEN or Form W-8BEN-E (or such successor form as the IRS designates). To claim an exemption from withholding because income is U.S. trade or business income, a non-U.S. holder must, prior to the payment of interest, provide a properly executed Form W-8ECI (or such successor form as the IRS designates). These forms may need to be periodically updated. A non-U.S. holder that is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number (“TIN”) and to provide it on a Form W-8BEN or Form W-8BEN-E.

Subject to the discussions below concerning the FATCA and
backup withholding, if you are a non-U.S. holder, any gain you realize on a sale, exchange, redemption or other disposition of notes generally will be exempt from U.S. federal income tax, including withholding tax. This exemption will not apply to you if (i) the gain is U.S. trade or business income, in which case the branch profits tax may also apply if you are a corporate non-U.S. holder; or (ii) you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

Special rules may apply to certain non-U.S. holders (or their beneficial owners), such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, that are subject to special treatment under the Code. Such non-U.S. holders (or their beneficial owners) should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information reporting and backup withholding

If you are a U.S. holder, when you receive
interest payments on a note or proceeds upon the sale or other disposition of a note, such payments or proceeds will generally be subject to information reporting and may also be subject to backup withholding, currently at a rate of 28%. Certain
U.S. holders (including, among others, corporations) are generally not subject to information reporting or backup withholding. In addition, backup withholding will not apply if you provide your TIN to the payor in the prescribed manner unless:
(A) the IRS notifies us or our agent that the TIN you provided is incorrect; (B) you fail to report or underreport certain payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required
(“notified underreporting”); or (C) you fail to certify under penalties of perjury that (i) you provided us with your correct TIN, (ii) you are not subject to backup withholding due to notified underreporting, and
(iii) you are a U.S. person (including a U.S. resident alien).

Information returns will be filed with the IRS in connection with payments on the notes to
non-U.S. holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid additional information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these certification requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding on Payments to Foreign Financial Entities and Other
Foreign Entities

A 30% United States federal
withholding tax may apply to interest income paid on the notes, and the gross proceeds from a disposition of a note occurring after December 31, 2018, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If an interest payment is subject both to withholding under these rules and to the withholding tax discussed above under “—Non-U.S. Holders,” the withholding under these rules may be credited against, and therefore reduce, such other withholding tax.

EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR
AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and Cisco Systems, Inc. has agreed to sell to them, severally, the principal amount of notes of each series set forth opposite its name below:

Underwriters

Principal Amount of the floating
rate notes

Principal Amount of
the 2019 notes

Principal Amount of
the 2021 notes

Principal Amount of
the 2023 notes

Principal Amount of
the 2026 notes

Citigroup Global Markets Inc.

$
60,000,000

$
180,000,000

$
240,000,000

$
90,000,000

$
180,000,000

HSBC Securities (USA) Inc.

60,000,000

180,000,000

240,000,000

90,000,000

180,000,000

J.P. Morgan Securities LLC

60,000,000

180,000,000

240,000,000

90,000,000

180,000,000

  Merrill Lynch, Pierce, Fenner &
Smith Incorporated

60,000,000

180,000,000

240,000,000

90,000,000

180,000,000

Morgan Stanley & Co. LLC

60,000,000

180,000,000

240,000,000

90,000,000

180,000,000

Deutsche Bank Securities Inc.

33,334,000

100,000,000

133,333,000

50,000,000

100,000,000

Goldman, Sachs & Co.

33,334,000

100,000,000

133,333,000

50,000,000

100,000,000

Wells Fargo Securities, LLC

33,334,000

100,000,000

133,333,000

50,000,000

100,000,000

Barclays Capital Inc.

15,417,000

46,250,000

61,666,000

23,125,000

46,250,000

BB&T Capital Markets, a division of BB&T Securities, LLC

15,417,000

46,250,000

61,667,000

23,125,000

46,250,000

BNP Paribas Securities Corp.

15,416,000

46,250,000

61,667,000

23,125,000

46,250,000

Credit Suisse Securities (USA) LLC

15,416,000

46,250,000

61,667,000

23,125,000

46,250,000

Lloyds Securities Inc.

15,416,000

46,250,000

61,667,000

23,125,000

46,250,000

RBC Capital Markets, LLC

15,416,000

46,250,000

61,667,000

23,125,000

46,250,000

Academy Securities Inc.

7,500,000

22,500,000

30,000,000

11,250,000

22,500,000

Total

$
500,000,000

$
1,500,000,000

$
2,000,000,000

$
750,000,000

$
1,500,000,000

The underwriters are offering
the notes subject to their receipt and acceptance of the notes from us, to their right to reject any order in whole or in part and to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially may offer the floating rate notes to certain dealers at a price that represents a concession not in excess of 0.060% of the principal amount of the floating rate notes, the 2019 notes to certain dealers at a price that represents a concession not in excess of 0.060% of the principal amount of the 2019 notes, the 2021 notes to certain dealers at a price that represents a concession not in excess of 0.120% of the principal amount of the 2021 notes, the 2023 notes to certain dealers at a price that represents a concession not in excess of 0.150% of the principal amount of the 2023 notes and the 2026 notes to certain dealers at a price that represents a concession not in excess of 0.180% of the principal amount of the
2026 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.030% of the principal amount of the floating rate notes, 0.030% of the principal amount of the 2019 notes, 0.060% of the principal amount of the
2021 notes, 0.075% of the principal amount of the 2023 notes and 0.090% of the principal amount of the 2026 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid By Us

Per floating rate note

0.100
%

Per 2019 note

0.100
%

Per 2021 note

0.200
%

Per 2023 note

0.250
%

Per 2026 note

0.300
%

Total

$
12,375,000

We expect to deliver the
notes against payment therefor on or about September 20, 2016, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market of the notes of any series.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels.
The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, other than underwriting discounts, are estimated to be $2 million.

The underwriters and their affiliates are full service
financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, financial advisory, derivatives and/or investment banking transactions with us and our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of some of the underwriters are lenders under our revolving credit facility or purchasers or agents under our commercial paper program, for which these affiliates have been and will be paid customary fees.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our or our affiliate’s securities and/or instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain others of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective
Investors in Canada

The notes may be sold
only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities
issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•

to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the above, the expression an “offer
of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant
Member State.

Notice to Prospective Investors in the United
Kingdom

Each underwriter has represented and
agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and
Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32,
Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be
registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus
have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus, any free writing prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to
Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’
rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Fenwick & West LLP, Mountain View,
California, will pass upon the authorization and validity of the securities. Davis Polk & Wardwell LLP, Menlo Park, California, is representing the underwriters. As of September 9, 2016, attorneys of Fenwick & West LLP beneficially owned an aggregate of approximately 84,000 shares of our common stock.

EXPERTS

The Consolidated Financial Statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Cisco Systems, Inc. for the year ended July 30, 2016, have been so incorporated in reliance on the report of
PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Cisco Systems, Inc.

Debt Securities

We may offer from time to time, in one or more offerings, debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Unless we state otherwise in a prospectus supplement, we will not list any of the securities described in this prospectus on any securities exchange.

Investing in our debt
securities involves risks. See “Part II, Item 1A. Risk Factors” beginning on page 76 of our Quarterly Report on Form 10-Q for the quarter ended January 25, 2014, which is incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

February 24, 2014

Prospectus

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration
statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the debt securities described in this prospectus.

This prospectus only provides you
with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and
“Information Incorporated by Reference.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Unless the context otherwise requires, references in this prospectus to Cisco, we, us and our are to Cisco Systems, Inc.

WHERE YOU CAN FIND MORE
INFORMATION

We file annual, quarterly and
current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at
that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.cisco.com, however, the information contained on, or accessible through, our website is not a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

•

Annual Report on Form 10-K for the year ended July 27, 2013;

•

Quarterly Report on Form 10-Q for the quarter ended October 26, 2013;

•

Quarterly Report on Form 10-Q for the quarter ended January 25, 2014; and

•

  Current Reports on Form 8-K filed on August 15, 2013, November 20, 2013, December 4, 2013 and December 23, 2013.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134-1706

Attn: Investor Relations

(408) 227-2726

The mailing address of our principal executive offices is 170
West Tasman Drive, San Jose, California 95134-1706, and our telephone number at that location is (408) 526-4000.

RISK FACTORS

Investing in our debt securities involves risk. You should
carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended January 25, 2014, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement
accompanying this prospectus, we will use the net proceeds from the sale of the securities to which this prospectus relates for general corporate purposes. General corporate purposes may include repurchases of common stock, repayment of debt, acquisitions, investments, additions to working capital, capital expenditures, cash dividends and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED
CHARGES

The following table contains our
ratio of earnings to fixed charges for the periods indicated.

  Six months
ended January 25, 2014

Fiscal year ended

July 27, 2013

July 28, 2012

July 30, 2011

July 31, 2010

July 25, 2009

14x

17x

15x

11x

14x

18x

For purposes of determining
the ratio of earnings to fixed charges, “earnings” represent our income before provision for income taxes, plus (i) our share of losses attributable to our equity method investment in VCE Company, LLC, and (ii) our fixed charges.
“Fixed charges” represent interest expense plus an estimate of the interest within rental expense.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be issued under an indenture between us and The Bank of New
York Mellon Trust Company, N.A., as trustee (the “Trustee”). We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture.

We may issue debt securities at any time and from time to time, in one or more series, under the indenture. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust
Indenture Act of 1939, as amended. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture that may be important to you before investing in our debt securities.

Ranking

The debt securities offered by this prospectus will:

•

be our senior unsecured obligations;

•

rank equally with all of our other unsecured and unsubordinated indebtedness; and

•

  with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

The indenture does not limit
the amount of debt securities or other unsecured debt which we or our subsidiaries may issue. A significant portion of our assets are owned through our subsidiaries, many of which have significant liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, our rights and the rights of our creditors, including holders of debt securities, to participate in the distribution of the assets of any subsidiary upon any such subsidiary’s liquidation will be subject to any prior claims of the subsidiary’s other creditors.

Subject to exceptions, and subject to compliance with the applicable requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to our debt securities as described below under “—Defeasance” and “— Satisfaction and Discharge.”

Further Issuances

Subject to the limitations contained in the indenture, we may from time to time, without notice to or the consent of the holders of a series of debt securities, issue additional debt securities of any such series on the same terms and conditions as the debt securities of such series, except for any differences in the issue price and, if applicable, the initial interest accrual date and interest payment date; provided that if the additional debt securities are not fungible with the debt securities of such series for U.S. federal income tax purposes, such additional debt securities will have one or more separate CUSIP numbers.

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•

the title;

•

any limit upon the aggregate principal amount;

•

the date or dates on which the principal is payable;

•

  the rate or rates at which the debt securities shall bear interest, if any, or the method by which such rate shall be determined;

•

the date or dates from which interest shall accrue;

•

the date or dates on which interest shall be payable;

•

the record dates for the determination of holders to whom interest is payable;

•

the right, if any, to extend the interest payment periods and the duration of such extension;

•

the place or places where the principal of and any interest shall be payable;

•

  our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or otherwise or at the option of a holder thereof;

•

if applicable, the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part;

•

  if other than denominations of $2,000 and any multiple of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•

the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of such principal amount which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•

whether the debt securities are issuable under Rule 144A or Regulation S and, in such case, any provisions unique to such form of issuance including any transfer restrictions or exchange and registration rights;

•

  whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity for the depositary;

•

any deletion from, modification of or addition to the events of default or covenants;

•

any provisions granting special rights to holders when a specified event occurs;

•

whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•

any special tax implications of the debt securities;

•

  any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•

any guarantor or co-issuers;

•

any special interest premium or other premium;

•

whether the debt securities are convertible or exchangeable into cash, common stock or other of our equity securities or other assets or property and the terms and conditions upon which such conversion or exchange shall be effected;

•

  the currency in which payments shall be made, if other than U.S. dollars and the manner for determining the equivalent amount in U.S. dollars;

•

any provisions that would determine payments on the debt securities by reference to an index or a formula;

•

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated
maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose;

•

any additional provisions relating to defeasance of such debt securities; and

•

  any and all other terms of the series including any terms which may be required by or advisable under U.S. law or regulations or advisable in connection with the marketing of the debt securities.

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in a prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Exchange
and Transfer

Holders generally will be able
to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations.

Holders may present debt securities for exchange or for
registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the Trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. At any time we may:

•

designate additional transfer agents;

•

rescind the designation of any transfer agent; or

•

approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times.

If we elect to redeem a series of debt securities, neither we nor the Trustee will be required to:

•

exchange or register the transfer of any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed; or

•

  register the transfer or exchange of any debt security of that series so selected, called or being called for redemption, except for any portion not to be redeemed.

Payment and Paying Agents

Under the indenture, we will pay interest on the debt
securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment.

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we will pay interest:

•

by check mailed to the address of the person entitled to the payment as it appears in the security register; or

•

if you are a holder of an aggregate principal amount in excess of $2.0 million, by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register (or such lesser aggregate principal amount or such shorter period as may be acceptable to us).

We will designate the
Trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times.

Any money deposited with the Trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid.

Covenants

The indenture contains covenants including, among others, the following:

Consolidation, Merger and Conveyance, Transfer and Lease of Assets

We may not consolidate with or merge into, or
convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a “successor person” unless:

•

  either (a) we are the continuing person or (b) the resulting, surviving or transferee person is an entity organized under the laws of the
United States;

•

the successor person expressly assumes our obligations with respect to the debt securities and the indenture;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•

we or the successor person have delivered to the Trustee the certificates and opinions required under the indenture.

Limitation on Liens

Neither we nor any of our wholly-owned subsidiaries will
create or incur any Lien on any Principal Property, whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the applicable series of debt securities shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

•

Liens existing as of the date of initial issuance of such series;

•

  Liens granted after the date of initial issuance of such series of debt securities created in favor of the holders of the such series;

•

  Liens securing Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the
Indenture;

•

Liens created in substitution of or as replacements for any Liens described in the preceding three bullet points; provided that based on a good faith determination of one of our Senior Officers, the Principal Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Principal Property encumbered by the otherwise permitted Lien which is being replaced; and

•

Permitted Liens.

Notwithstanding the foregoing, we may, without equally and ratably securing the applicable series of debt securities, create or incur
Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed the greater of (i) 15% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (ii) 15% of Consolidated Net Worth calculated as of the date of initial issuance of such series.

Limitation on Sale and Lease-Back Transactions

Neither we nor any of our wholly-owned subsidiaries will enter into any sale and lease-back transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

•

such transaction was entered into prior to the date of initial issuance of the applicable series of debt securities;

•

such transaction was for the sale and leasing back to us of any Principal Property by one of our subsidiaries;

•

  such transaction involves a lease for not more than three years (or which may be terminated by us within a period of not more than three years);

•

we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the debt securities of such series pursuant to the first paragraph of “—Limitation on Liens” above; or

•

we apply an amount equal to the net proceeds from the sale of the Principal Property to the purchase of another Principal Property or to the retirement of long-term Indebtedness within 365 days before or after the effective date of any such sale and lease-back transaction; provided that in lieu of applying such amount to such retirement, we may deliver debt securities to the Trustee for cancellation, such debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we and our wholly-owned subsidiaries may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and

at the time of determination, Aggregate Debt does not exceed the greater of (i) 15% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or
(ii) 15% of Consolidated Net Worth calculated as of the date of initial issuance of the applicable series of debt securities.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Aggregate Debt” means the sum of the following as of the date of determination: (1) the aggregate principal amount of our and our Consolidated Subsidiaries’ Indebtedness incurred after the date of initial issuance of the applicable series of debt securities and secured by Liens not permitted by the first paragraph under
“—Limitation on Liens” above and (2) our and our Consolidated Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the date of initial issuance of such series pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions” above.

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of: (1) the fair market value of the assets subject to such transaction, as determined in good faith by our board of directors; and (2) the present value (discounted at a rate of 10% per annum compounded monthly) of the obligations of the lessee for rental payments during the shorter of the term of the related lease or, the period through the first date on which we may terminate the lease.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the Shareholders’ Equity of us and our Consolidated
Subsidiaries on that date.

“Consolidated
Subsidiaries” means, as of any date of determination and with respect to any Person, those subsidiaries of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“GAAP” means generally accepted
accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Indebtedness” of any specified Person means any indebtedness in respect of borrowed money.

“Lien” means any lien, security interest, charge or
encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Permitted Liens” means:

•

Liens on any assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 12 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

•

  (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of any Principal Property,

including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on any Principal Property at the time of acquisition thereof or at the time of acquisition by us of any Person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that with respect to clause (a), the Liens shall be given within 12 months after such acquisition and shall attach solely to the Principal Property acquired or purchased and any improvements then or thereafter placed thereon and any proceeds thereof;

•

pre-existing Liens on assets acquired after the date of initial issuance of the relevant series of debt securities;

•

Liens in favor of us or one of our wholly-owned subsidiaries;

•

purchase money Liens or purchase money security interests upon or in any Principal Property acquired or held by us in the ordinary course of business to secure the purchase price of such Principal Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Principal Property;

•

Liens on any Principal Property in favor of the United States of America or any State thereof or any political subdivision thereof to secure progress or other payments or to secure Indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving such Principal Property;

•

Liens incurred in connection with an acquisition of assets or a project financed on a non-recourse basis; and

•

  any extension, renewal, substitution or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the preceding eight bullet points, inclusive.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means our principal offices in San Jose, California, and each research and development facility (including associated office facilities) located within the territorial limits of the States of the United States of America owned by us or any of our wholly-owned subsidiaries, except such as our board of directors by resolution determines in good faith
(taking into account, among other things, the importance of such property to the business, financial condition and earnings of us and our Consolidated Subsidiaries taken as a whole) not to be of material importance to the business of us and our
Consolidated Subsidiaries, taken as a whole.

“Senior Officer” of any specified Person means the chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary.

“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP.

Events of Default

Each of the following will be an event of default under the indenture with respect to a series of debt securities:

•

  our failure to pay principal or premium, if any, on that series when due at maturity, upon redemption, required repurchase or otherwise;

•

our failure to pay any interest on that series for 30 days after the interest becomes due;

•

our failure to perform, or our breach of, any other covenant, agreement or condition in the indenture in respect of that series for 60 days after either the Trustee or holders of at least 25% in principal amount of the outstanding debt securities of all series affected (voting together as a single class) have given us written notice of the breach in the manner required by the indenture; and

•

specified events involving our bankruptcy, insolvency or reorganization.

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing (other than an event of default described in the fourth bullet point above), either the Trustee or the holders of at least 25%
in principal amount of the outstanding debt securities of all series affected (voting together as a single class) may declare the principal amount plus accrued and unpaid interest of all the debt securities of that series due and immediately payable. In order to declare the principal amount and accrued and unpaid interest of that series of debt securities due and immediately payable, the Trustee or such holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the Trustee or the holders, we will be obligated to pay the principal amount plus accrued and unpaid interest of the each affected series of debt securities so declared due and payable.

If an event of default described in the fourth bullet point
above occurs and is continuing, then the entire principal amount plus accrued and unpaid interest of the outstanding debt securities (or, if such debt securities are issued with original issue discount, such lesser amount as may be provided in the terms of the debt securities) will automatically become due immediately and payable without any declaration or other act on the part of the Trustee or any holder.

However, after any declaration of acceleration of a series of debt securities or any automatic acceleration under the fourth bullet point above, but before a judgment or decree for payment has been obtained, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing events of default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class)
series also have the right to waive past defaults, except a default in paying principal, premium, if any, or interest on any outstanding debt security, or in respect of a covenant or provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

If an event of default occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the Trustee. The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for such debt securities, provided that:

•

the direction is not in conflict with any law or the indenture;

•

the Trustee may take any other action it deems proper which is not inconsistent with the direction; and

•

the Trustee will generally have the right to decline to follow the direction if the Trustee, upon the advice of counsel, determines that the action or proceeding would otherwise be contrary to applicable law or if the Trustee determines in good faith that the action or proceeding would involve the Trustee in personal liability or would be unduly prejudicial to the rights of any other holder of a debt security affected not joining in the giving of said direction.

A holder of a debt security of any series may only pursue a remedy under the indenture if:

•

the holder gives the Trustee written notice of a continuing event of default for that series;

•

  holders of at least 25% in principal amount of all affected series of outstanding debt securities make a written request to the Trustee to institute proceedings with respect to the event of default;

•

such holders offer reasonable indemnity to the Trustee;

•

the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity; and

•

  during that 60-day period, the holders of a majority in principal amount of the affected series of outstanding debt securities do not give the Trustee a direction inconsistent with the request.

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due.

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any.

Modification and Waiver

When authorized by resolution of our board of directors, we
may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the relevant series of debt securities in order to:

•

  evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor;

•

  add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers;

•

add events of default for the benefit of holders of any series of debt securities;

•

add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that we deem such action necessary or advisable and that such action does not adversely affect the interests of any holder of any series of debt securities in any material respect;

•

  evidence and provide for successor Trustees or to add to or change any provisions to the extent necessary to appoint a separate Trustee or Trustees for a specific series of debt securities;

•

cure any ambiguity, defect or inconsistency under the indenture, or to make other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the rights of any holder of debt securities;

•

supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities;

•

add, change or eliminate any provisions of the indenture in accordance with the Trust Indenture Act of 1939, as amended, provided that the action does not adversely affect the interests of any holder of debt securities;

•

provide collateral security for any series of debt securities; or

•

provide for the issuance of additional debt securities of any series ranking equally with the debt securities of the corresponding series in all respects (other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities).

When authorized by resolution of our board of directors, we may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of an indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security of a particular series affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•

reduces the rates of or changes the time for payment of interest on the debt securities of such series;

•

reduces the principal amount of, or changes the maturity of, any debt security of such series;

•

  reduces the redemption price or repurchase price of any debt security or amends or modifies in any manner adverse to the holders of such series our obligation to make such payments;

•

reduces the quorum requirements under the indenture;

•

changes the currency of payment of principal, premium, if any, or interest with respect to such series;

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indenture, for waiver of compliance with certain provisions of the indenture, for waiver of certain defaults or consent to take any action;

•

adversely affects the ranking of the debt securities of any series;

•

waives any default in the payment of principal, premium, if any, or interest; or

•

  impairs the right to receive payment of amounts due under such series or to institute suit for the enforcement of any payment on such series of debt securities.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture with respect to one or more series of debt securities. If we irrevocably deposit with the Trustee funds or government securities sufficient to make payments of all principal, premium, if any, and interest on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indenture, then, at our option, either of the following will occur:

•

  we will be discharged from our obligations with respect to the debt securities of that series, which is referred to in this prospectus as “legal defeasance”; or

•

we will no longer have any obligation to comply with certain restrictive covenants under the indenture, and the related events of default will no longer apply to us with respect to the applicable series of debt securities, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive, collectively referred to in this prospectus as “covenant defeasance”;

provided that no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit, or in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the
91st day.

If we legally defease a series of debt
securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•

pay principal, premium, if any, interest and any redemption price when due;

•

register the transfer or exchange of debt securities; and

•

replace mutilated, destroyed, lost or stolen debt securities.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

We
will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

We may discharge our obligations with respect to one or more series under the indenture while debt securities of such securities remain outstanding if (1) all outstanding debt securities of such series issued under the indenture have become due and payable, (2) all outstanding debt securities of such series issued under the indenture have or will become due and payable at their stated maturity within one year or (3) all outstanding debt securities of such series issued under the indenture are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities of such series issued under the indenture on the date of their scheduled maturity or the scheduled date of the redemption, paid all other amounts payable under the indenture with respect to such series and delivered to the Trustee all certificates required by the indenture.

Book-Entry System

We have obtained the information in this section concerning
The Depository Trust Company (“DTC”), Clearstream Banking, Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

Unless otherwise specified in a prospectus supplement, the debt securities of each series will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the
United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear.

So long as DTC or its
nominee is the registered owner of the global securities representing the debt securities, DTC or such nominee will be considered the sole owner and holder of the debt securities for all purposes of the debt securities and the indenture. Except as provided below, owners of beneficial interests in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in

a debt security must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of debt securities.

Unless and until we issue the debt securities in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Debt
Securities”:

•

you will not be entitled to receive a certificate representing your interest in the debt securities;

•

  all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the debt securities, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the debt securities. The debt securities will be issued as fully registered debt securities registered in the name of Cede & Co. DTC is:

•

a limited-purpose trust company organized under the New York Banking Law;

•

a “banking organization” under the New York Banking Law;

•

a member of the Federal Reserve System;

•

a “clearing corporation” under the New York Uniform Commercial Code; and

•

  a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds securities that its
direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of debt securities under DTC’s system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except as provided below in “—Certificated Debt Securities.”

To facilitate subsequent transfers, all debt securities deposited with DTC are registered in the name of DTC’s nominee,
Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners.
The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the Trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the
beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the debt securities to owners of beneficial interests in the debt securities.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the debt securities. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the debt securities on your behalf. We and the Trustee have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the Trustee have no responsibility or liability for any aspect of the records kept by DTC,
Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

So long as DTC or its nominee is the registered owner of the global securities representing the debt securities, the Trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a debt security if one or more of the direct participants to whom the debt security is credited directs
DTC to take such action and only in respect of the portion of the aggregate principal amount of the debt securities as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants.
Your ability to pledge debt securities to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your debt securities.

Neither DTC nor Cede & Co. (nor such other DTC
nominee) will consent or vote with respect to the debt securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit
payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a
Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct
participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons
holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a
Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and
Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Debt Securities

Unless and until they are exchanged, in whole
or in part, for debt securities in definitive form in accordance with the terms of the debt securities, the debt securities may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue debt securities of a series to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the Trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly with respect to such series or that
DTC is no longer a registered clearing agency or in good standing under the Securities Exchange Act of 1934, as amended, or any other applicable statute or regulation, and the Trustee or we are unable to locate a qualified successor within 90 days;

•

an event of default has occurred and is continuing under the indenture with respect to such series of debt securities and a beneficial owner of such series requests that its beneficial interest in a global note be exchanged for debt securities in physical, certificated form; or

•

we, at our option, elect to terminate the book-entry system through DTC with respect to such series.

If any of the three above events occurs, DTC is required to notify all direct participants that debt securities in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the debt securities along with instructions for re-registration. The Trustee will re-issue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

Unless and until we issue the debt securities in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the debt securities; (2) all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the debt securities, for distribution to you in accordance with its policies and procedures.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register.

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue.

Governing Law

New York law will govern the indenture and
the debt securities.

Regarding the Trustee

We and our affiliates maintain various commercial and service relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. Affiliates of The Bank of New York Mellon Trust Company, N.A. may in the future engage in lending, interest rate swap and other hedging transactions with us and our affiliates.

If an event of default occurs under the indenture and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The Trustee will not become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture unless those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indenture. The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act of
1939, as amended), it will be required to eliminate the conflict or resign.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement
accompanying this prospectus, Fenwick & West LLP, 801 California Street, Mountain View, California 94041, will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The Consolidated Financial Statements and management’s assessment of the effectiveness of internal control over financial reporting
(which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Cisco Systems, Inc. for the year ended July 27, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$6,250,000,000

$500,000,000 Floating
Rate Notes due September 20, 2019

$1,500,000,000 1.400% Senior Notes due 2019

$2,000,000,000 1.850% Senior Notes due 2021

$750,000,000 2.200% Senior Notes due 2023

$1,500,000,000 2.500% Senior
Notes due 2026

Prospectus Supplement

September 13, 2016

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

HSBC

J.P. Morgan

Morgan Stanley

Deutsche Bank Securities

Goldman, Sachs & Co.

Wells Fargo Securities

Senior Co-Managers

Barclays

BB&T Capital Markets

BNP PARIBAS

Credit Suisse

Lloyds Securities

RBC Capital Markets

Co-Manager

Academy Securities